EXHIBIT 10.47

Stock Purchase Agreement dated as of August 23, 2006

between Heritage Golf Group, LLC and CNL Income Partners, LP

STOCK PURCHASE AGREEMENT

BETWEEN

HERITAGE GOLF GROUP, LLC, a Delaware limited liability company,

AS SELLER,

AND

CNL INCOME PARTNERS, LP,

a Delaware limited partnership,

AS PURCHASER

DATED AS OF AUGUST 23, 2006

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	5.2 Authorization of Purchaser	31
	5.3 Consents and Approvals; No Conflicts	31
	5.4 Finders and Investment Brokers	31
	5.5 Investment	32
	5.6 Survival	32
	5.7 No Other Representations	32
6.	COVENANTS	32
	6.1 Confidentiality.	32
	6.2 Conduct of the Business.	33
	6.3 Tax Matters.	34
	6.4 Notices and Filings	36
	6.5 Further Assurances	37
	6.6 Liquor Licenses	37
	6.7 Bookings	37
	6.8 Consents	37
	6.9 Exclusivity	38
	6.10 Employees	39
	6.11 Provision of Financial Statements	39
	6.12 Change of Company and Subsidiary Names	40
	6.13 Cooperation with Auditors	40
7.	CLOSING CONDITIONS	40
	7.1 Purchaser’s Closing Conditions	40
	7.2 Failure of Any Purchaser’s Closing Condition	41
	7.3 Seller’s Closing Conditions	42
	7.4 Failure of the Seller’s Closing Conditions	42

8.	CLOSING	43
	8.1 Closing Date	43
	8.2 Seller’s Closing Deliveries	43
	8.3 Purchaser’s Deliveries.	44
9.	ADJUSTMENTS AND EXPENSES.	45
	9.1 Closing Statement	45
	9.2 Adjustments to the Purchase Price	45
	9.3 Purchaser’s Transaction Costs	46
	9.4 Seller’s Transaction Costs	47
	9.5 Reservations	47
10.	DEFAULT AND REMEDIES	47
	10.1 Seller’s Default	47
	10.2 Purchaser’s Default	47
	10.3 No Punitive or Consequential Damages	48
11.	RISK OF LOSS	48
	11.1 Casualty	48
	11.2 Condemnation	48
12.	INDEMNIFICATION	49
	12.1 Indemnification by the Seller	49
	12.2 Indemnification by the Tenant	49
	12.3 Indemnification by Heritage	50
	12.4 Indemnification by Purchaser	50
	12.5 Indemnification Procedure; Notice of Indemnification Claim.	50
	12.6 Exclusive Remedy for Indemnification Loss; Interpretation	51
	12.7 Guaranty; Limitation	51

	12.8 Survival	51
13.	PARCELIZATION/SUBDIVISIONS OF EXCLUDED REAL PROPERTY	52
14.	MISCELLANEOUS PROVISIONS	52
	14.1 Notices.	52
	14.2 Time is of the Essence	54
	14.3 Assignment	54
	14.4 Successors and Assigns	54
	14.5 Third-Party Beneficiaries	54
	14.6 Rules of Construction	54
	14.7 Severability	55
	14.8 Governing Law	55
	14.9 Waiver of Trial by Jury	55
	14.10 Attorneys’ Fees	55
	14.11 Incorporation of Recitals, Exhibits and Schedules	55
	14.12 Entire Agreement	55
	14.13 Effect of Delay and Waivers	56
	14.14 Amendments, Waivers and Termination of Agreement	56
	14.15 Execution of Agreement	56
	14.16 Liability of Interest-Holders in Purchaser and its Affiliates	56
	14.17 Good Faith Efforts	56

LIST OF EXHIBITS AND SCHEDULES

List of Exhibits

Exhibit A	Talega Construction Budget
Exhibit B	Disclosure Statement

List of Schedules

Schedule 1(a)	Descriptions of the Lands
Schedule 1(b)	Description of Excluded Real Property
Schedule 2.0	Description of Excluded Personal Property

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of August 23, 2006 (the “Effective Date”), by and between HERITAGE GOLF GROUP, LLC, a Delaware limited liability company (the “Seller”), and CNL INCOME PARTNERS, LP, a Delaware limited partnership (the “Purchaser”). Heritage Golf Master Lease, LLC, a Delaware limited liability company (the “Tenant”), and Heritage Golf Group, Inc., a Delaware corporation (“Heritage”) hereby join in this Agreement for the purpose of providing certain representations, warranties and indemnifications as more particularly described herein. Each of the Seller, Purchaser, Tenant and Heritage are at times hereinafter referred to individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

A. Seller owns all of the outstanding capital stock of Heritage Golf Group West Coast, Inc., a Delaware corporation (the “Company”). The Company, through its Subsidiaries, is the fee simple owner of the “Real Property” (as hereinafter defined) and the owner of (i) substantially all of the assets which constitute the Valencia Country Club located in Valencia, California (the “Valencia Property”), and (ii) substantially all of the assets which constitute the Talega Golf Club located in San Clemente, California (the “Talega Property”) (the Valencia Property and the Talega Property are each sometimes referred to herein as a “Property” and collectively as the “Properties”).

B. Purchaser desires to purchase, and Seller desires to sell, all of the outstanding capital stock of the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the provisions contained in this Agreement, Seller and Purchaser agree as follows:

1. DEFINITIONS

1.1 Definitions. In addition to the terms defined in the body of this Agreement, the following terms will have the following meanings in this Agreement:

“Affiliate” shall mean, with respect to any Person, any other Person Controlled by, Controlling, or under common Control with such Person, directly or indirectly.

“Affiliated Group” means any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local or foreign law.

“Applicable Laws” means (a) all statutes, laws, common law, rules, regulations, ordinances, codes, plans or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (b) any judgment, injunction, order, decree, ruling, charge or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same. Notwithstanding the foregoing, with respect to the representations and warranties set forth herein, Applicable Laws shall not include any statutes, laws, common law, rules, regulations, ordinances, codes, plans or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority which have not yet been enacted and promulgated as of date of such representation or warranty.

“Assets” means all of the following:

(a) The lands described in Schedule 1(a) hereto together with all appurtenant easements and any other rights, benefits and interests, herediments, and entitlements appurtenant thereto (collectively, the “Lands”).

(b) All buildings, structures and improvements located under, upon or affixed to the Lands and all fixtures on the Lands which constitute real property under Applicable Law (collectively, the “Improvements”) (the Lands and the Improvements are hereinafter sometimes collectively referred to as the “Real Property”).

(c) All right, title and interest of any of the Company and its Subsidiaries in and to the following items used in connection with the operation and management of the Properties: (i) equipment, machinery, fixtures, tools, appliances, vehicles (including all golf carts, mowers, tractors and similar service and maintenance vehicles) and other items of property, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, irrigation equipment, golf ball washers, which do not constitute real estate fixtures under Applicable Law, together with all replacements, modifications, alterations and additions thereto; (ii) all furniture, furnishings, movable walls or partitions, computers or trade fixtures or other personal property of any kind or description, and all modifications, replacements, alterations and additions to such personal property; (iii) all global positioning systems and similar equipment; (iv) all range balls and range ball retrieval systems, including but not limited to any vehicle or apparatus used in connection therewith; (v) all rental clubs and other rental equipment offered through the golf pro shop or by the golf course operator; (vi) all linen, china, glassware, tableware, uniforms and similar items, whether used in connection with public space or tenant rooms; and (vii) all replacements of or additions to the items set forth in clause (i) through (vi) above, subject to additions and deletions in the Ordinary Course of Business.

(d) All inventories, as such term is customarily used and defined in its most broad and inclusive sense including, without limitation, all inventories of merchandise, food, liquor, wine and consumable supplies of every kind or nature, and operating supplies, building and maintenance supplies and spare parts, owned by any of the Company and its Subsidiaries and subject to additions and deletions in the Ordinary Course of Business.

(e) All right, title and interest of any of the Company and its Subsidiaries in and to any surveys, photos, electronic files, data and information, environmental and soil reports, club membership data and information, software licenses, internet domain names and websites, telephone and facsimile numbers, listings in directories, customer and supplier lists and files, guest data and information (including historical preference and similar information), credit records, labels, promotional literature, security codes, goodwill, trademarks, trade names (including, without limitation, the name and logos associated with Valencia Country Club or Talega Golf Club), logos, all records and sales and other customer data and rights to apply for any historic tax credits in connection with the Real Property and the Businesses.

(f) All right, title and interest of any of the Company and its Subsidiaries in and to the marketing, management, maintenance, service and supply contracts, equipment and personal property leases (including capital leases), and all other contracts or agreements of any of the Company and its Subsidiaries as set forth in Section 4.2.7 of the Disclosure Statement, together with all deposits made or held by any of the Company and its Subsidiaries thereunder (the “Contracts”).

(g) All right, title and interest of any of the Company and its Subsidiaries in and to the licenses, permits, consents, authorizations, approvals, registrations, orders, franchises, use and occupancy permits and certificates issued by any Governmental Authority that are held by any of the Company and its Subsidiaries or their agents with respect to the Real Property or Businesses and listed in Section 4.2.4 of the Disclosure Statement (the “Licenses and Permits”), together with any deposits made by any of the Company and its Subsidiaries thereunder.

(h) All of the books and records of any of the Company and its Subsidiaries (the “Books and Records”).

(i) All right, title and interest of any of the Company and its Subsidiaries in and to any building plans, drawings, plans and specifications, blue prints, architectural plans, engineering diagrams and similar items (the “Plans and Specifications”).

(j) All right, title and interest of any of the Company and its Subsidiaries in and to any unexpired warranties and guaranties held by any of the Company and its Subsidiaries (the “Warranties”).

(k) All right, title and interest of any of the Company and its Subsidiaries in all water rights, riparian rights, appropriative rights, water allocations, water stock, water dispersal, water discharge and water collection associated with irrigating activities on the Lands (the “Water Rights”) including, without limitation, under all documents, agreements and permits relating to the supply of water to the Lands.

(l) All right, title and interest of any of the Company and its Subsidiaries in all rights to discharge effluent to a water of a state or the United States in connection with the operation of the Businesses (the “Effluent Discharge Rights”).

(m) All cash on hand or on deposit of any of the Company and its Subsidiaries in any operating account or other account or reserve.

(n) All accounts receivable of any of the Company and its Subsidiaries.

Notwithstanding the foregoing, the term “Assets” shall specifically exclude the Excluded Real Property and the Excluded Personal Property.

“Businesses” means all of the businesses currently being operated by the Company and its Subsidiaries and all activities related thereto conducted at the Real Property.

“Business Day” means any day other than a Saturday, Sunday or any United States federal legal holiday.

“Calendar Day” shall mean any day of the week including a Business Day.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Shares” means the 1,000 shares of common stock, par value $0.01 per share, of the Company.

“Control” means (a) the right to exercise, directly or indirectly, more than 50% of the votes which may be voted at a meeting of (i) the stockholders of the corporation, in the case of a corporation, (ii) the stockholders of the general partner, in the case of a limited partnership, or (iii) the equity holders or other voting participants of a Person that is not a corporation or limited partnership; or (b) the right to elect or appoint, directly or indirectly, more than 50% of (i) the directors of the corporation, in the case of a corporation, (ii) the directors of the general partner, in the case of a limited partnership, or (iii) more than 50% of the Persons who have the right to manage or supervise the management of the affairs and business of a Person that is not a corporation or limited partnership, and each of “Controlled” and “Controlling” has a corresponding meaning.

“Deficiency Dividend” means either (a) any deficiency dividend within the meaning of Code Section 860(f), or (b) any distribution pursuant to Code Section 852(e) or the application of principles similar thereto pursuant to the Treasury Regulations promulgated under Code Section 857(a)(2) in connection with the distribution of earnings and profits (within the meaning of the Code) that have been accumulated in, or are attributable to, any taxable period of the Company through and including the Closing Date.

“Disclosure Statement” has the meaning set forth in Article 4 below.

“Due Diligence Period” means the period from the Effective Date of this Agreement until the date which is forty-five (45) Calendar Days after the Effective Date.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Sec. 3(2), codified at 29 U.S.C. §1002(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Sec. 3(1), codified at 29 U.S.C. §1002(1).

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage, damage to natural resources or violations of Environmental Laws, made by any Governmental Authority or other Person arising from or in connection with the (a) presence of, or actual or potential spill, leak, emission, discharge or release of, any Hazardous Substances over, on, in, under or from the Real Property, or (b) violation of any Environmental Laws.

“Environmental Laws” shall mean any and all Applicable Laws: (a) applicable to any of the Company and its Subsidiaries or the Assets or any portion thereof; and (b) that relate to the protection of the environment, resource conservation, air contamination, water and/or groundwater contamination, soil or sediment contamination, Hazardous Substances, solid or hazardous wastes or residues, or occupational safety and health (to the extent relating to Hazardous Substances), as such Environmental Laws may be amended from time to time, including, without limitation, the Comprehensive Environmental, Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, the Toxic Substances Control Act, the Federal Clean Air Act, the Federal Clean Water Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Federal Insecticide, Fungicide, and Rodenticide Act, the Atomic Energy Act of 1954, the Energy Reorganization Act, and the Oil Pollution Act of 1990.

“Environmental Liabilities” means all Liabilities under any Environmental Laws, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

“Environmental Reports” means those certain environmental reports obtained by the Purchaser or provided by the Seller to the Purchaser in connection with the transactions contemplated herein with respect to certain portions of the Real Property.

“Escrow” means the escrow account opened by Purchaser and Seller with the Escrow Agent.

“Escrow Agent” means Title Company, acting in its capacity as escrow agent pursuant to the terms hereof, or such other escrow agent as is mutually acceptable to the Seller and the Purchaser.

“Excluded Personal Property” shall mean: (a) Seller’s and Seller’s Affiliates’ proprietary policy manuals, business plans and information, marketing plans and information, and any of Seller’s other proprietary materials, systems or information; (b) Seller’s and Seller’s Affiliates’ Open Course Operating System, “Point of Sale” systems and related hardware and proprietary software, equipment and materials, including all tee-time booking hardware and software, POS terminals, file server and all other computer hardware and software (excluding any and all software and hardware related to the irrigation systems and the security systems which are part of the Improvements), and all other operating systems used in connection with the operation of the Property; (c) all trade names relating to Heritage, Heritage Golf, Heritage Golf Group, Heritage Golf Group West Coast, Inc., Heritage Golf Talega, LLC, Heritage Golf Valencia, LLC and Heritage Golf Robinson Ranch, LLC, and all other trade names, trademarks, service marks, internet sites, domain names and logos with respect to “Heritage,” “Heritage Golf,” and Heritage Golf Group” and any and all derivates thereof, (d) the Talega Membership Program (as defined below); (e) the Valencia Membership Program (as defined below); and (f) all of the tangible and intangible personal property listed on Schedule 2.0 attached hereto and incorporated herein by reference, all of which shall be transferred to one of the Seller and/or its Affiliates prior to the Closing.

“Excluded Real Property” shall mean that certain real property more particularly described on Schedule 1(b) attached hereto and incorporated herein by reference, together with all improvements now or hereafter located thereon, which real property shall be conveyed to Seller in accordance with the terms and conditions set forth in Article 13 hereof.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state or local government, agency or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Hazardous Substances” means any hazardous or toxic substances, chemicals, materials or waste, whether in solid, semisolid, liquid or gaseous form, including, without limitation, asbestos, petroleum or petroleum by-products, polychlorinated biphenyls, and mold or other biological contaminants that are regulated by any Environmental Laws.

“Indemnification Loss” means, with respect to any Indemnitee, any costs, damages, fees, expenses, penalties, fines, liabilities or obligations, including, without limitation, reasonable attorneys’ fees and expenses and court costs, actually incurred by such Indemnitee as a result of the act, omission or occurrence in question, and reduced by any insurance proceeds and other reimbursements actually received by the Indemnitee with respect to the act, omission or occurrence in question.

“Inspections” means any inspections, examinations, tests, investigations, reviews or studies of the Real Property, the Company and its Subsidiaries or the Businesses conducted by or on behalf of the Purchaser (or any Affiliate thereof).

“Leases” means those certain lease agreements to be entered into at Closing by and between the Purchaser or one or more of its Affiliates, on the one hand (the “Landlord”), and the Tenant with respect to the Talega Property (the “Talega Lease”) and the Tenant with respect to the Valencia Property (the “Valencia Lease”). The Talega Lease shall be in a form mutually acceptable to the Parties and the Valencia Lease shall be in a form mutually acceptable to the Parties.

“Liability” means any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent,

known or unknown, foreseen or unforeseen, asserted or unasserted, liquidated or unliquidated, due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, and “Liabilities” has a corresponding meaning.

“Measurement Year” means a calendar year.

“Modified GAAP” shall mean GAAP, subject to the following modifications: (a) Net Operating Income shall be determined excluding an adjustment for deferred initiation fees; (b) in determining Net Operating Income, there shall be no deduction for management or similar fees and expenses which are not actually paid; and (c) in determining Net Operating Income, the Ordinary Capital Improvement Reserve (as said term is defined in the Talega Lease or the Valencia Lease, as applicable), shall be capped at three percent (3%) of the gross revenues for the Talega Property or the Valencia Property, as applicable, during the Measurement Year in question.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Multiemployer Plan” has the meaning set forth in ERISA Sec. 3(37), codified at 29 U.S.C. §1002(37).

“Net Operating Income” means, with respect to a Measurement Year of a Property, (a) all revenue, income and proceeds of sales of every kind actually collected which result from the operation of the Property and which are properly attributable to the Measurement Year under consideration, determined in accordance with Modified GAAP, less (b) all costs and expenses of operating the Property incurred and which are properly attributable to the Measurement Year under consideration, determined in accordance with Modified GAAP and less (c) the Ordinary Capital Improvement Reserve (as said term is defined in the applicable Lease) attributable to the Measurement Year under consideration set forth in the applicable Lease.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, taking into account the facts and circumstances hereafter in existence from time to time.

“Other Leases” means (i) that certain Lease Agreement by and between CNL Income Partners, LP, and assigns, as landlord, and Heritage Golf Palmetto Hall, LLC, as tenant, dated April 27, 2006, and (ii) that certain Lease Agreement entered or to be entered into by and between the Purchaser or one or more of its Affiliates, as landlord, and the Seller or one or more of its Affiliates, as tenant, with respect to that certain real property located in the city of Weston, Florida commonly known as “Weston Hills Country Club.”

“Person” means any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Post-Closing Tax Period” means any taxable period ending after the Closing Date (in the case of a Straddle Period including only the portion of such taxable period beginning on the day after the Closing Date).

“Pre-Closing Tax Period” means any taxable period beginning on or before the Closing Date (in the case of a Straddle Period including only the portion of such taxable period ending on and including the Closing Date).

“Property Condition Evaluations” means the property condition evaluations and/or reports obtained by the Purchaser in connection with the transaction contemplated herein with respect to certain of the Real Property.

“Pro Rata Purchaser Transaction Costs” means, with respect to a Property, the portion of the Purchaser Transaction Costs corresponding to the ratio of the Talega Allocated Purchase Price or Valencia Allocated Purchase Price, as applicable, to the Purchase Price.

“Purchaser’s Due Diligence Reports” means all studies, reports and assessments prepared by any Person for or on behalf of the Purchaser (other than any internal studies, reports and assessments prepared by any of the Purchaser’s employees, attorneys or accountants) in connection with the Inspections.

“Purchaser’s Indemnitees” means the Purchaser and its Affiliates, including the Company and its Subsidiaries after the Closing, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, agents and consultants and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” means any Person that conducted or will conduct any Inspections for or on behalf of the Purchaser or any Affiliate thereof.

“Purchaser Transaction Costs” means the costs and expenses to be paid by the Purchaser pursuant to Section 9.3 below; provided, however, that if the Purchaser Transaction Costs exceed $2,280,000, then the Purchaser Transaction Costs shall be $2,280,000 for the purpose of the definition of the Pro Rata Purchaser Transaction Costs and Seller shall have no obligation with respect to such excess amount.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, restriction on transfer, conditional sales agreement, adverse claim, deed of trust or other security interest or encumbrance.

“Seller’s Due Diligence Materials” has the meaning set forth in Section 3.1 below.

“Seller’s Indemnitees” means the Seller, the Company and the Subsidiaries, and their respective shareholders, members, managers, partners, trustees, beneficiaries, directors, officers, employees, agents and consultants (excluding the Company and its Subsidiaries after the Closing), and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Seller’s Knowledge” means information actually known or disclosed, as of the Effective Date, to Bob Husband, Gary Dee, Scott Little and/or Andrew Crosson, without any independent inquiry or investigation, and shall not be deemed to include any implied, imputed or constructive knowledge of the foregoing individuals.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means Heritage Golf Valencia, LLC, a Delaware limited liability company, Heritage Golf Talega, LLC, a Delaware limited liability company, and Heritage Golf Robinson Ranch, LLC, a Delaware limited liability company.

“Surveys” means the ALTA survey(s) to be obtained by Purchaser in a form and with such information as may be required by the Title Company to enable the Title Company to delete the standard survey-related exceptions.

“Talega Adjusted Coverage Ratio” means the ratio obtained by dividing (a) the Talega Average Net Operating Income by (b) the product of (i) 0.085 and (ii) the Talega Adjusted Lease Basis.

“Talega Adjusted Lease Basis” means an amount equal to the sum of (a) the Talega Allocated Purchase Price, plus (b) the Pro Rata Purchaser Transaction Costs for the Talega Property, plus (c) Landlord’s Additional Investment (as defined in the Talega Lease), made by the Landlord in connection with the Talega Property, plus (d) the Talega Supplemental Payment paid by the Purchaser pursuant to this Agreement.

“Talega Adjusted Value” means the product obtained by multiplying (a) 10 times (b) the Talega Average Net Operating Income.

“Talega Allocated Purchase Price” means the aggregate of: (a) Seventeen Million Five Hundred Thousand Dollars ($17,500,000); and (b) the Talega Driving Range Payment.

“Talega Average Net Operating Income” means the average of the Net Operating Incomes of the Talega Property for the two full Measurement Years preceding the date the Seller delivers a Supplemental Notice to Purchaser.

“Talega Membership Program” means those certain Legacy, Signature and Heritage Club programs, as amended, and any other membership program documents providing members with use of the Talega Golf Club which includes any of the following: (i) equity memberships, (ii) nonequity memberships, (iii) recallable memberships, (iv) refundable deposits, or (v) any other right to play golf on any basis other than on a daily fee or pre-paid monthly, quarterly or annual fee basis.

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, escheat, abandoned property, unclaimed property, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, or information return or statement, in each case relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tenant’s Knowledge” means information actually known or disclosed, as of the Effective Date, to Bob Husband, Gary Dee, Scott Little, Andrew Crosson, David Foster, Jim Fitzsimmons, George Kenny, and Robert Hertzing, without any independent inquiry or investigation, and shall not be deemed to include any implied, imputed or constructive knowledge of the foregoing individuals.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person (including an Affiliate of the Person in question and any Governmental Authority).

“Title Company” means The Talon Group, a division of First American Title Insurance Company.

“Treasury Regulations” means the regulations promulgated under the Code.

“Valencia Adjusted Coverage Ratio” means the ratio obtained by dividing (a) the Valencia Average Net Operating Income by (b) the product of (i) 0.085 and (ii) the Valencia Adjusted Lease Basis.

“Valencia Adjusted Lease Basis” means an amount equal to the sum of (a) the Valencia Allocated Purchase Price, plus (b) the Pro Rata Purchaser Transaction Costs for the Valencia Property, plus (c) Landlord’s Additional Investment (as defined in the Valencia Lease), made by the Landlord in connection with the Valencia Property, plus (d) the Valencia Supplemental Payment paid by the Purchaser pursuant to this Agreement.

“Valencia Adjusted Value” means the product obtained by multiplying (a) 10 times (b) the Valencia Average Net Operating Income.

“Valencia Allocated Purchase Price” means Thirty Nine Million Five Hundred Thousand Dollars ($39,500,000).

“Valencia Average Net Operating Income” means the average of the Net Operating Incomes of the Valencia Property for the two full Measurement Years preceding the date the Seller delivers a Supplemental Notice to Purchaser.

“Valencia Membership Program” means those certain Bylaws dated March 14, 2002, as amended, and any other membership program documents providing members with use of the Valencia Country Club which includes any of the following: (i) equity memberships, (ii) nonequity memberships, (iii) recallable memberships, (iv) refundable deposits, or (v) any other right to play golf on any basis other than on a daily fee or pre-paid monthly, quarterly or annual fee basis.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

2. PURCHASE AND SALE; PURCHASE PRICE

2.1 Purchase and Sale. The Seller agrees to sell the Company Shares to the Purchaser and the Purchaser agrees to buy the Company Shares from the Seller, all in accordance with the terms and conditions set forth in this Agreement.

2.2 Purchase Price. The purchase price for the Company Shares is Fifty-Seven Million Dollars ($57,000,000.00) (the “Purchase Price”), which shall be increased by the amount of the Talega Driving Range Payment (as defined below), pursuant to Section 2.3.4 below and which shall be adjusted at Closing for the Adjustments (as defined below), all as expressly provided in this Agreement.

2.3 Payment of Purchase Price.

2.3.1 Deposit. Within three (3) Business Days following the Effective Date, Purchaser shall deposit into Escrow the sum of Five Hundred Thousand Dollars ($500,000.00), by wire transfer, which amount shall serve as an earnest money deposit (“Deposit”). Purchaser may direct Escrow Agent to invest the Deposit in one or more interest bearing accounts with a federally insured national bank and approved by Escrow Agent. Subject to the applicable termination and default provisions contained in this Agreement: (i) the Deposit shall be applied as a credit toward the payment of the Purchase Price; and (ii) all interest that accrues on the Deposit while in Escrow Agent’s control shall belong to Purchaser. All references in this Agreement to the “Deposit” shall mean the Deposit and any and all interest that accrues thereon while in Escrow.

2.3.2 Payment at Closing. At the Closing, the Purchase Price, less the Deposit and subject to the Adjustments in Section 9.2, shall be paid by Purchaser to Escrow Agent by wire transfer of funds no later than 2:00 p.m. (Eastern Time) on the Closing Date. On the Closing, Escrow Agent shall immediately pay to Seller, by wire transferred funds to an account designated by the Seller prior to Closing, the Purchase Price, subject to the Adjustments.

2.3.3 Method of Payment. All amounts to be paid by the Purchaser to the Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

2.3.4 Talega Driving Range Payment. The Parties acknowledge and agree that the Purchase Price shall be increased at Closing by an amount equal to the aggregate costs incurred by the Seller and/or Heritage Golf Talega, LLC, a Delaware limited liability company (“Heritage Talega”) for the construction of a driving range at the Talega Property in accordance with the construction budget to be provided to Purchaser by Seller within seven (7) Calendar Days of the Effective Date and attached hereto as Exhibit A and incorporated herein by reference (the “Talega Driving Range Payment”). By the way of example, in the event that, prior to the Closing, Seller and/or Heritage Talega expends the sum of Three Hundred Thousand Dollars ($300,000.00) for the construction of the driving range, then the Talega Driving Range

Payment shall be equal to Three Hundred Thousand Dollars ($300,000.00) and the Purchase Price shall be equal to Fifty-Seven Million Three Hundred Thousand Dollars ($57,300,000.00). The Talega Driving Range Payment, inasmuch as it will be considered a portion of the Purchase Price, shall be included in the amounts used to determine the Talega Adjusted Lease Basis. Notwithstanding anything to the contrary contained herein, in no event shall the Talega Driving Range Payment exceed the lesser of the total amount set forth in the budget attached hereto as Exhibit A or Five Hundred Thousand Dollars ($500,000.00).

2.4 Supplemental Purchase Price.

2.4.1 Talega Adjustment. To the extent that the Talega Adjusted Value exceeds the Talega Allocated Purchase Price, the Purchaser shall pay to the Seller such excess (the “Talega Supplemental Payment”) pursuant to Section 2.4.5 if and only if (a) the Purchaser shall have obtained an independent appraisal from a third party appraiser (such third party appraiser to be reasonably acceptable to both the Purchaser and the Seller) confirming that the fair market value of the Talega Property equals or exceeds the Talega Adjusted Value and (b) the Talega Adjusted Coverage Ratio equals or exceeds 1.20; provided, however, that the maximum Talega Supplemental Payment shall be Two Million Six Hundred Twenty-Five Thousand Dollars ($2,625,000.00). For purposes of determining the fair market value of the Talega Property pursuant to this Section 2.4.1, it shall be assumed that the Talega Lease does not exist and that the Talega Property (including all real and personal property held and/or owned by the Tenant under the Talega Lease), is owned and operated as a single enterprise without the benefits and burdens of the Talega Lease.

2.4.2 Valencia Adjustment. To the extent that the Valencia Adjusted Value exceeds the Valencia Allocated Purchase Price, the Purchaser shall pay to the Seller such excess (the “Valencia Supplemental Payment”) pursuant to Section 2.4.5 if and only if (a) the Purchaser shall have obtained an independent appraisal from a third party appraiser (such third party appraiser to be reasonably acceptable to both the Purchaser and the Seller) confirming that the fair market value of the Valencia Property equals or exceeds the Valencia Adjusted Value and (b) the Valencia Adjusted Coverage Ratio equals or exceeds 1.20; provided, however, that the maximum Valencia Supplemental Payment shall be Five Million Nine Hundred Twenty-Five Thousand Dollars ($5,925,000.00). For purposes of determining the fair market value of the Valencia Property pursuant to this Section 2.4.2, it shall be assumed that the Valencia Lease does not exist and that the Valencia Property (including all real and personal property held and/or owned by the Tenant under the Valencia Lease), is owned and operated as a single enterprise without the benefits and burdens of the Valencia Lease.

2.4.3 Notice. At any time during the fiscal year 2009, the Seller will deliver to the Purchaser a Notice (the “Supplemental Notice”) if the Seller determines that a Talega Supplemental Payment is due to the Seller pursuant to Section 2.4.1 and/or a Valencia Supplemental Payment is due to the Seller pursuant to Section 2.4.2, together with supporting documentation as reasonably requested by Purchaser. The Purchaser shall have a period commencing upon delivery of the Supplemental Notice and expiring sixty (60) Calendar Days after such delivery date to review and audit, in Purchaser’s reasonable discretion and expense, the Seller’s calculations. In the event the Purchaser disputes the Seller’s determinations, the Purchaser shall, within such sixty (60) Calendar Day period, deliver a Notice to the Seller (the

“Dispute Notice”) setting forth in reasonable detail the component or components that are in dispute and the basis of such dispute. If the Purchaser fails to deliver a Dispute Notice to the Seller within such sixty (60) Calendar Day period, then the Purchaser shall be bound by the calculations of the Talega Supplement Payment and/or the Valencia Supplement Payment set forth in the Supplemental Notice.

2.4.4 Dispute. If the Purchaser delivers the Dispute Notice within such sixty (60) Calendar Day period, then the Purchaser and the Seller will use reasonable efforts to resolve any such dispute within thirty (30) Calendar Day period after receipt by the Seller of the Dispute Notice. If the Purchaser and the Seller fail to resolve any such dispute within such thirty (30) Calendar Days, they shall submit the dispute to a mutually acceptable accounting firm (the “Reviewing Accountant”). The Parties hereby expressly agree that the determination of the Reviewing Accountant shall be final and binding on the Parties (absent fraud or manifest bad faith by the Reviewing Accountant). The costs, expenses and fees of the Reviewing Accountant shall be borne by the Seller, on the one hand, and the Purchaser, on the other hand, based on the percentage of which the portion of the contested amount of the Talega Supplemental Payment or Valencia Supplemental Payment, as applicable, not awarded to such Party bears to the amount actually contested by such Party.

2.4.5 Payment. Subject to the Purchaser’s receipt of the appraisal(s) set forth in Section 2.4.1(a) or 2.4.2(a), as applicable, the Talega Supplemental Payment and/or the Valencia Supplemental Payment as determined by the Seller (if not disputed), or as modified (if at all) by agreement of the Seller and the Purchaser or by decision of the Reviewing Accountant, shall be paid by the Purchaser to the Seller by wire transfer of immediately available funds within five (5) Business Days following such final determination.

3. DUE DILIGENCE AND INSPECTION

3.1 Right to Inspect. Subject to Purchaser providing Seller with a minimum of one (1) Business Day’s advance notice, the Purchaser and the Purchaser’s Inspectors shall have the right to enter upon the Real Property, at the risk of the Purchaser, and to perform, at the Purchaser’s expense, such Inspections of and concerning the Real Property as the Purchaser may deem reasonably appropriate. Notwithstanding the foregoing, in no event shall Purchaser or Purchaser’s Inspectors conduct any invasive testing on the Real Property without the Seller’s prior written approval, which approval shall not be unreasonably conditioned, delayed or withheld. Purchaser shall be responsible for managing any investigative derived waste associated with Purchaser’s invasive investigations and any property damage directly attributable to such investigations. Purchaser shall not unreasonably interfere with or interrupt the operation of the Businesses or any invitee of the Properties in making such Inspections.

Subject to the Purchaser providing Seller with a minimum of one (1) Business Day’s advance notice, the Purchaser shall have the right to meet and interview the general manager, course superintendent and any other key personnel of each Property, as appropriate, to discuss the Businesses, including the revenues, expenses, operation, Books and Records, Tax Returns for the three prior tax years and physical condition of the Assets and the Businesses, and Seller shall be provided with reasonable prior notice and a reasonable opportunity to be present during or participate in such discussions. Except as expressly provided in the foregoing sentence,

Purchaser shall not contact or have any discussions with any managers or employees of the Company and its Affiliates, Subsidiaries and/or any of their respective agents, employees or representatives without providing Seller reasonable prior notice and a reasonable opportunity to be present during or participate in such discussions. The Purchaser and its representatives and consultants shall have the right to review building department, health department and other records held by the Governmental Authorities with respect to the Assets and the operation of the Businesses. Except as expressly provided in the foregoing sentence, Purchaser shall not contact or have any discussions with any Governmental Authorities without first giving Seller reasonable prior notice and a reasonable opportunity to be present during or participate in such discussions in connection with the transactions contemplated by this Agreement.

To the extent in the Seller’s possession (which shall include the possession of any Affiliate of the Seller) or control (which shall be limited to existing materials in the possession of third parties that are reasonably available to the Seller or its Affiliates upon request at no cost or expense to the Seller or its Affiliates other than any de minimis cost or expense), no later than three (3) Calendar Days after the Effective Date, the Seller will deliver to the Purchaser or make available for inspection via the Intranet site: http://heritagegolf/Matter/Documents/documentView.aspx the following due diligence materials (collectively, “Seller’s Due Diligence Materials”), each of which will be a true, correct and complete copy of the document it purports to be:

(i) All Warranties;

(ii) All Licenses and Permits;

(iii) The most recent real estate tax statements with respect to the Real Property and notices of appraised value for the Real Property;

(iv) All records relating to any real property or other tax appeals relating to the Assets;

(v) Income and other tax returns relating to the Company and its Subsidiaries for the last three years;

(vi) The most recent Environmental Reports;

(vii) The most recent title insurance policies relating to the Real Property;

(viii) All documentation relating to any pending Third-Party Claim asserted in writing;

(ix) The most recent existing surveys, engineering and architectural plans, drawings and specifications all relating to the Real Property, including, without limitation, the Plans and Specifications;

(x) The Contracts;

(xi) The financial statements of the Company and its Subsidiaries described in Section 4.2.5(i);

(xii) The most recent agronomy records of the Company and its Subsidiaries;

(xiii) The charters, bylaws, operating agreements and other organizational documents, and all minute books and related corporate records, of the Company and its Subsidiaries;

(xiv) All written notices from Governmental Authorities and any other documents relating to the compliance with Applicable Law of any of the Company and its Subsidiaries with respect to any matter which has not been resolved;

(xv) All depreciation schedules relating to the Assets; and

(xvi) All other information and documentation, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations or other analyses thereof that Purchase may reasonably request regarding the Company and its Subsidiaries, specifically excluding proprietary information that is not included among the Assets.

3.2 Matters Relating to Title.

3.2.1 State of Title. The Purchaser will obtain (or has obtained), at Purchaser’s expense, a current title commitment with respect to each parcel comprising the Real Property (each, a “Title Commitment”), together with legible copies of all title exception documents, as well as the Surveys. Not later than five (5) Calendar Days prior to the expiration of the Due Diligence Period, the Purchaser will submit to the Seller a written notice from the Purchaser (“Title Objection Notice”) specifying each item of dissatisfaction in particular to the title shown in the applicable Title Commitment or Survey which in the Purchaser’s judgment adversely affect the Real Property (each a “Title Objection”). In the event Purchaser fails to timely deliver to Seller a Title Objection Notice, all matters shown on the Title Commitment or on the surveys shall thereafter be deemed a “Permitted Encumbrance” with respect to the Real Property. In addition to the foregoing, the following shall be considered Permitted Encumbrances: (1) non-delinquent real and personal property taxes and assessments; (2) the lien of supplemental taxes, if any, assessed pursuant to Chapter 3.5, commencing with Section 75, of the California Revenue and Taxation Code as a result of a change in ownership or new construction occurring on or after the date of the policy; and (3) all other matters caused or approved by Purchaser. In the event Purchaser timely delivers to Seller a Title Objection Notice, Seller shall have the right, but not the obligation, in its sole discretion, to agree to endeavor to cure one or more of the Title Objections by giving Purchaser written notice (“Cure Notice”) of such election not later than two (2) Calendar Days following Seller’s receipt of Purchaser’s Title Objection Notice (“Cure Election Period”). If Seller fails to timely deliver a Cure Notice to Purchaser, then Seller shall be deemed to have elected not to endeavor to cure any of the Title Objections. In the event (i) Purchaser timely delivers to Seller a Title Objection Notice pursuant to this Section, and (ii) Seller elects (or is deemed to have elected) not to endeavor to cure one or more of the Title Objections, then within three (3) Calendar Days following the expiration of the Cure Election Period, Purchaser may elect either: (A) to continue this Agreement in effect without modification and purchase the Company Shares from Seller (in which case such Title Objections shall be deemed to constitute Permitted Encumbrances); or (B) to terminate this Agreement and the Escrow by delivering written notice to Seller, in which case Purchaser shall be entitled to receive a full refund of the Deposit, provided Purchaser has satisfied its obligations set forth in Section 6.1.1(ii) hereof. Upon any election by Purchaser to terminate this Agreement and the Escrow pursuant to this Section, then this Agreement shall be of no further force or effect, and the Parties shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement), and Seller and Purchaser shall execute such cancellation instructions as may be necessary to effectuate the cancellation of the Escrow, as may be required by Escrow Agent. Any Escrow cancellation, title cancellation or other cancellation costs in connection therewith shall be borne equally by Seller and Purchaser.

3.2.2 Failure of Title. In the event Seller timely delivers a Cure Notice to Purchaser, Seller shall have until the last Business Day immediately preceding the Closing to endeavor to cure the applicable Title Objections. If on the Closing Date Seller has failed to timely cure any Title Objection that Seller has elected to endeavor to cure on or before the Closing, Purchaser shall have the right, in its absolute discretion, to elect, upon written notice to Seller, to either: (A) defer the Closing Date for a reasonable period not exceeding sixty (60) Calendar Days to give Seller an opportunity to either (i) cure such Title Objection, or (ii) if Purchaser, in its sole and absolute discretion agrees to accept affirmative title insurance coverage with respect to such Title Objection, provide the Title Company such assurances as the Title Company requires to insure Purchaser against any loss arising from such Title Objection, (B) continue this Agreement in effect without modification and purchase the Company Shares from Seller (in which case such Title Objections shall be deemed to constitute Permitted Encumbrances); or (C) terminate this Agreement and the Escrow by delivering written notice to Seller not later than 12:00 p.m. on the Closing Date, in which case Purchaser shall be entitled to receive a full refund of the Deposit provided Purchaser has satisfied its obligations set forth in Section 6.1.1(ii) hereof. Failure by Purchaser to affirmatively respond to Seller’s Cure Notice shall be deemed an election of (C) in the preceding sentence. A Title Objection shall be deemed to have been cured if: (1) Seller causes such item to be removed from the record title of the Real Property prior to the Closing; (2) Seller causes the Title Company to issue the Title Policy without reflecting such item as an exception therein; or (3) Seller otherwise cures Purchaser’s Title Objection as reasonably determined by Purchaser. Upon any election by Purchaser to terminate this Agreement and the Escrow pursuant to this Section, then this Agreement shall be of no further force or effect, and the Parties shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement), and Seller and Purchaser shall execute such cancellation instructions as may be necessary to effectuate the cancellation of the Escrow, as may be required by Escrow Agent. Any Escrow cancellation, title cancellation or other cancellation costs in connection therewith shall be borne equally by Seller and Purchaser.

3.2.3 Updated Title Commitment or Survey. In the event that, prior to the Closing, Purchaser receives written notice from Seller, Escrow Agent, and/or the Title Company of any new title exceptions, which new title exceptions were not otherwise set forth or referred to in the applicable Title Commitment and/or Survey (“New Title Exceptions”), all such New Title Exceptions, with the exception of any new monetary encumbrances (i.e. liens and mortgages), shall be deemed to constitute Permitted Encumbrances for purposes of this Agreement, unless Purchaser gives Seller written notice of Purchaser’s disapproval of such New Title Exceptions within five (5) Calendar Days (but in no event later than the Closing Date) after the date of Purchaser’s receipt of written notice of the existence of such New Title Exceptions (“New Title Objections Notice”). The New Title Objections Notice shall list each item of dissatisfaction or objection in particular (each, a “New Title Objection”). Seller shall not be required to cause any of the New Title Objections to be cured on or before the Closing, except for new monetary encumbrances, which Seller shall cure at or prior to Closing. Notwithstanding the foregoing, in the event Purchaser timely delivers to Seller a New Title Objections Notice, within five (5) Calendar Days (but in no event later than the Closing Date) after Seller’s receipt of Purchaser’s New Title Objections Notice, Seller shall have the right, but not the obligation, to elect to endeavor to cure one or more of the New Title Objections as set forth in Purchaser’s New Title Objections Notice by delivering to Purchaser written notice (the “New Cure Notice”) specifying Seller’s election to endeavor to cure or not endeavor to cure one or more of the New Title Objections within five (5) Calendar Days (but in no event later than the Closing Date) following Seller’s receipt of Purchaser’s New Title Objections Notice (“New Cure Election Period”). If Seller fails to timely deliver a New Cure Notice to Purchaser, then Seller shall be deemed to have elected not to endeavor to cure any of the New Title Objections. In the event (i) Purchaser timely delivers to Seller a New Title Objections Notice, and (ii) Seller elects (or is deemed to have elected) not to endeavor to cure one or more of the New Title Objections, then within three (3) Calendar Days following the New Cure Election Period (but in no event later than the Closing), Purchaser may elect either: (A) to continue this Agreement in effect without modification and purchase and acquire the Company Shares in accordance with the terms and conditions of this Agreement (in which case the New Title Objections which Seller has elected (or is deemed to have elected) not to endeavor to cure shall be deemed to constitute Permitted Encumbrances); or (B) to terminate this Agreement and the Escrow, in which case Purchaser shall be entitled to receive a full refund of the Deposit, provided Buyer has satisfied its obligations set forth in Section 6.1.1(ii) hereof. Any Escrow cancellation, title cancellation or other cancellation costs in connection therewith shall be borne equally by Purchaser and Seller. The Seller shall not create any New Title Exceptions.

Following the timely receipt of a New Title Objection Notice from Purchaser, if Seller timely delivers a New Cure Notice to Purchaser, Seller shall have sixty (60) Calendar Days (“Cure Deadline”) to endeavor to cure the applicable New Title Objection, in which case the Closing shall be automatically extended to provide Seller with such sixty (60) Calendar Day cure period. In the event Seller elects to endeavor to cure one or more of the New Title Objections, a New Title Objection shall be deemed to have been cured if: (I) Seller causes such item to be removed from record title to the Real Property prior to the Closing; (II) if Seller causes Title Insurer to issue the Title Policy without reflecting such item as an exception thereon; or (III) Seller otherwise cures Purchaser’s objection as reasonably determined by Purchaser. In the event Seller fails to timely cure any New Title Objection that Seller has elected to endeavor to cure on or before the Cure Deadline, Purchaser may elect, no later than 5:00 p.m. on the date that is two (2) Business Days following the Cure Deadline, to either: (1) continue this Agreement in effect without modification and purchase and acquire the Company Shares in accordance with the terms and conditions of this Agreement, subject to the New Title Objections which Seller elected to endeavor to cure and failed to timely cure (which New Title Objections will be deemed to constitute Permitted Encumbrances); or (2) terminate this Agreement and the Escrow and receive a full refund of the Deposit. Upon any election by Purchaser to terminate this Agreement and the Escrow pursuant to this Section, then this Agreement shall be of no further force or effect, and the Parties shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement), and Seller and Purchaser shall execute such cancellation instructions as may be necessary to effectuate the cancellation of the Escrow, as may be required by Escrow Agent. Any Escrow cancellation, title cancellation or other cancellation costs in connection therewith shall be borne equally by Purchaser and Seller.

3.2.4 Title Policies. At Closing, subject to the terms and conditions of this Agreement, the Seller shall take such steps as may be necessary to cause the Title Company to issue a standard owner’s title insurance policy and such endorsements as are included in Seller’s, the Company’s or their Affiliates’ existing title policies for each Property, subject only to the Permitted Encumbrances, as applicable, and in the amount of $17,500,000 with respect to the Talega Property and in the amount of $39,500,000 with respect to the Valencia Property (collectively, the “Title Policies”).

3.2.5 Conveyance of the Real Property. At Closing, the Company and its Subsidiaries shall own the Real Property subject only to the Permitted Encumbrances.

3.3 Service Contracts and Equipment Leases. During the Due Diligence Period, the Purchaser shall identify in writing to the Seller any Contracts that must be terminated prior to the Closing, and the Seller shall cause the Company and its Subsidiaries to terminate such disapproved Contracts, at the sole cost and expense of the Company and its Subsidiaries, as of the Closing Date.

3.4 Inventory. During the Due Diligence Period and subject to Purchaser delivering to Seller a minimum of one (1) Business Day’s prior written notice and Seller having the opportunity to be present, the Purchaser and its representatives shall be permitted to enter the Real Property for the purpose of taking an inventory of all tangible Assets; provided, however, that the Purchaser may use such other method to confirm the inventory of tangible Assets during the Due Diligence Period as it may reasonably determine.

3.5 Appraisal. During the Due Diligence Period, the Purchaser shall have the right to obtain, at Purchaser’s sole cost and expense, an independent appraisal from a third party appraiser reasonably acceptable to the Purchaser confirming that the fair market value of the Talega Property equals or exceeds the Talega Allocated Purchase Price and that the fair market value of the Valencia Property equals or exceeds the Valencia Allocated Purchase Price.

3.6 Purchaser’s Election Whether or Not to Proceed. If the Purchaser determines in its sole discretion for any reason, or no reason at all, that it does not intend to acquire the Company Shares, then the Purchaser shall notify the Seller of such determination in writing prior to the expiration of the Due Diligence Period (the “Termination Notice”). In the event the Purchaser fails to deliver such Termination Notice on or before the expiration of the Due Diligence Period, then Purchaser shall be deemed to have elected to proceed to Closing and to acquire the Company Shares in accordance with the terms and conditions contained in this Agreement. Upon any election by Purchaser to terminate this Agreement and the Escrow pursuant to this Section 3.6, then this Agreement shall be of no further force or effect, and the Parties shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement), and Seller and Purchaser shall execute such cancellation instructions as may be necessary to effectuate the cancellation of the Escrow, as may be required by Escrow Agent. Seller shall thereafter direct Escrow Agent to refund to Purchaser the Deposit, provided that the Purchaser has satisfied its obligations set forth in Section 6.1.1(ii) hereof. Any Escrow cancellation, title cancellation or other cancellation costs in connection therewith shall be borne equally by Purchaser and Seller.

3.7 Release and Indemnification. Purchaser hereby agrees to and shall indemnify, defend and hold harmless Seller’s Indemnitees from and against any and all Indemnification Loss arising out of or relating to Purchaser’s investigation and Inspections of the Properties and/or Purchaser’s activities on or about the Properties, including any damage to the Properties or personal injury resulting from any of the activities which Purchaser conducts on or about the Properties, except to the extent resulting directly from the negligence or willful misconduct of any Seller’s Indemnitee. The covenants, agreements and obligations of Purchaser set forth in this Section 3.7 shall survive the termination of this Agreement and the Closing, as applicable for a period of one (1) year.

3.8 Lease. During the Due Diligence Period, Purchaser and Seller shall have, using good faith and diligent efforts, mutually agreed upon all of the terms and conditions of the Leases to be entered into at Closing. In connection therewith, Purchaser and Seller shall, during the Due Diligence Period, negotiate the terms and provisions of the Lease to be in form and content mutually agreeable to the parties, and shall, on or before the expiration of the Due Diligence Period, amend this Agreement to attach the negotiated form of the Leases as an exhibit to this Agreement thereby agreeing to cause the same to be executed and entered into at Closing. The parties acknowledge and agree that in the event a mutually agreeable form of Lease cannot be agreed upon prior to the expiration of the Due Diligence Period, either party may terminate this Agreement prior to the expiration of the Due Diligence Period in which case, Escrow Agent shall return the Deposit to Purchaser. Seller agrees to cause each of the other tenants under the Other Leases to amend the Other Leases such that the Leases and the Other Leases shall each contain cross-default language with respect to the others.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE TENANT

To induce the Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, the Seller and the Tenant, as applicable, hereby provide the representations and warranties set forth in this Article 4, all of which representations and warranties are correct and complete as of the Effective Date, except as set forth in the disclosure statement to be provided to Purchaser by Seller within seven (7) Calendar Days of the Effective Date and attached hereto as Exhibit B and incorporated herein by reference (the “Disclosure Statement”), which Disclosure Statement will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 4. There shall be no personal liability on the part of the members, managers, officers, directors, shareholders, agents, representatives or employees of the Seller, the Tenant, the Company or its Subsidiaries arising out of any of the representations or warranties made herein. In the event that, prior to the Closing, the Seller and/or the Tenant learns, or has reason to believe, that certain facts or circumstances have occurred subsequent to the Effective Date which cause any of the following representations and warranties to not be true in all respects (with respect to any representations or warranties qualified by materiality limitations) or in all material respects (with respect to all other representations and warranties), then Seller and/or the Tenant, as applicable, shall promptly give written Notice thereof to Purchaser and the Purchaser’s Closing Condition in Section 7.1.2 shall be deemed to be unsatisfied. In the event such facts or circumstances are not the result of a breach by Seller or the Tenant of their respective covenants and obligations under this Agreement, then Purchaser’s sole and exclusive remedy shall be: (a) to elect to terminate this Agreement and the Escrow pursuant to Section 7.2(b)(ii) hereof; or (b) to elect to waive such Purchaser’s Closing Condition Failure and purchase and acquire the Company Shares upon the terms and conditions set forth in this Agreement pursuant to Section 7.2(b)(i) hereof, subject to the matters which caused the representations and warranties not to be true in all respect or all material respects, as applicable, in which case such representations and warranties shall be automatically modified to such extent, and none of the Seller, the Tenant and Heritage shall have any liability under this Agreement (including any indemnification liability under Section 12 below) for such matter. In the event such facts or circumstances are the result of a breach by Seller or the Tenant of any of their respective covenants and obligations under this Agreement, then as its sole and exclusive remedy, Purchaser may elect its remedy pursuant to Section 10.1 hereof.

4.1 Representations and Warranties of the Seller.

Except as set forth in the Disclosure Schedule, Seller hereby makes the following representations and warranties:

4.1.1 Organization of Seller. The Seller is duly formed, validly existing and in good standing in the jurisdiction of its formation.

4.1.2 Authorization of Seller. The Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by it pursuant to this Agreement (the “Seller’s Documents”), and to perform all obligations required of it under this Agreement and each of the Seller’s Documents. The execution and delivery by Seller of this Agreement and, when executed and delivered, each of the Seller’s Documents, and the performance by the Seller of its obligations under this Agreement and, when executed and delivered, each of the Seller’s Documents, have been, or will have been, duly and validly authorized by all necessary action by the Seller. This Agreement and, when executed and delivered, the Seller’s Documents, constitute, or will constitute, legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with its and their terms and conditions.

4.1.3 Organization, Qualification and Corporate Power of the Company and its Subsidiaries. Each of the Company and its Subsidiaries is duly incorporated or formed, validly existing and in good standing in the jurisdiction of its incorporation or formation and is duly authorized or qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Company and its Subsidiaries has all requisite corporate power and authority to own and use its Assets and conduct the Businesses as currently owned, used and conducted. Section 4.1.3 of the Disclosure Statement lists the directors, officers and managers of each of the Company and its Subsidiaries. Pursuant to Section 3.1 hereof, the Seller has delivered or made available to the Purchaser correct and complete copies of the charter or bylaws of each of the Company and its Subsidiaries (as amended to date). To Seller’s Knowledge, the minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Company and its Subsidiaries are materially correct and complete with respect to the authorization of all material transactions of any of them. To Seller’s Knowledge, none of the Company and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

4.1.4 Consents and Approvals; No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by the Seller of this Agreement or any of the Seller’s Documents, the performance by the Seller of any of its obligations under this Agreement or any of the Seller’s Documents, or the consummation by the Seller of the transactions contemplated by this Agreement or any of the Seller’s Documents. Neither the execution and delivery by the Seller of this Agreement or any of the Seller’s Documents, nor the performance by the Seller of any of its obligations under this Agreement or any of the Seller’s Documents, nor the consummation of the transactions described in this Agreement, will: (a) violate any provision of the organizational or governing documents of the Seller or any of the Company and its Subsidiaries; (b) violate any Applicable Law to which the Seller or any of the Company and its Subsidiaries is subject; or (c) result in a violation or breach of or constitute a default under any material contract, agreement or other instrument or obligation to which the Seller is a party or by which any of the Seller’s properties are subject.

4.1.5 Capitalization. The entire authorized capital stock of the Company consists of One Thousand (1,000) Company Shares, of which One Thousand (1,000) Company Shares are issued and outstanding and no Company Shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. None of the capital stock of the Company was issued in violation of any Applicable Law. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. The Seller holds of record and owns beneficially the Company Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company.

4.1.6 Subsidiaries. Section 4.1.6 of the Disclosure Statement sets forth with respect to each Subsidiary of the Company: (a) its name and jurisdiction of incorporation or formation; (b) the amount of its authorized membership interests; (c) the amount of its issued and outstanding membership interests, the names of the holders thereof, and the amount of membership interests held by each such holder; and (d) the amount of its membership interests held in treasury. All of the issued and outstanding membership interests of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable. The Company holds of record and owns beneficially all of the outstanding membership interests of each Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any membership interests of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its membership interests. None of the membership interests of the Subsidiaries of the Company was issued in violation of any Applicable Law. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any membership interests of any Subsidiary of the Company. None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of the Company.

4.1.7 Taxes

(i) All Tax Returns required to be filed with respect to the Company and its Subsidiaries have been timely filed. All such Tax Returns were correct and complete in all material respects. All Taxes due and payable by or with respect to any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid to the applicable taxing authority. With respect to any Taxes of the Company and Subsidiaries not yet due and payable, adequate reserves and accruals in all material respects for such Taxes have been made in the Financial Statements or in the Most Recent Financial Statements. None of the Company and its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a Governmental Authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax (other than Taxes not yet due and payable).

(ii) Each of the Company and its Subsidiaries has properly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) There are no pending or, to the Seller’s Knowledge, threatened actions or proceedings for the assessment or collection of Taxes with respect to the Company and its Subsidiaries. None of the Company or the Subsidiaries has received any written notice from any Tax authority that it intends to conduct a Tax investigation, inquiry or audit, and, to the Seller’s Knowledge, there are no Tax investigations, inquiries, or audits by any taxing authority relating to the Company and the Subsidiaries. Section 4.1.7(iii) of the Disclosure Statement lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and its Subsidiaries for all taxable periods for which the applicable statute of limitations has not yet expired, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. To the extent described in Section 3.1 hereof, the Seller has delivered or made available to the Purchaser correct and complete copies of all federal and state income Tax Returns, federal and state examination reports, and federal and state statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries.

(iv) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the Company or the Subsidiaries has requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might impact any Tax attribute of or the amount of Tax due from the Company or any Subsidiary on or after the Closing Date. None of the Company and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (A) change in method of accounting for a Pre-Closing Tax Period, (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non United States income tax law) executed on or prior to the Closing Date, or (C) installment sale or open transaction disposition made on or prior to the Closing Date.

(v) None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) is or has been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a group the common parent of which is or was the Company) or (B) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi) Each of the Company and its Subsidiaries has made all necessary disclosures required by Treasury Regulations Section 1.6011-4. None of the Company and its Subsidiaries has been a participant in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b). Each of the Company and the Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(vii) None of the Company or any of its Subsidiaries has made any payment or is obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments, that would be non-deductible under Code Section 280G.

(viii) None of the Company or the Subsidiaries will have as of the Closing Date any current or accumulated earnings and profits (as calculated for federal income tax purposes). Except for the Company’s ownership of the Subsidiaries, each of the Company and the Subsidiaries does not (A) own directly or indirectly any “securities” of any single issuer which comprises more than five percent of the total value of its assets, (B) own directly or indirectly any “securities” possessing more than ten percent of the total voting power of the outstanding securities of any one issuer, (C) own directly or indirectly any “securities” having a value of more than ten percent of the total value of the outstanding securities of any one issuer, or (D) own directly or indirectly an interest in any entity treated as a partnership or a disregarded entity for federal income tax purposes.

4.1.8 Patriot Act. The Seller and its officers and shareholders, and their respective principals, shall not transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

4.2 Representations and Warranties of the Tenant.

The Tenant hereby makes the following representations and warranties with respect to the Property and the Company and its Subsidiaries.

4.2.1 General. The Tenant is duly formed, validly existing and in good standing in the jurisdiction of its formation. The Tenant has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by it pursuant to this Agreement (the “Tenant’s Documents”), and to perform all obligations required of it under this Agreement and each of the Tenant’s Documents. The execution and delivery by Tenant of this Agreement and, when executed and delivered, each of the Tenant’s Documents, and the performance by the Tenant of its obligations under this Agreement and, when executed and delivered, each of the Tenant’s Documents, have been, or will have been, duly and validly authorized by all necessary action by the Tenant. This Agreement and, when executed and delivered, the Tenant’s Documents, constitute, or will constitute, legal, valid and binding obligations of the Tenant enforceable against the Tenant in accordance with its and their terms and conditions. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by the Tenant of any of the Tenant’s Documents, or the performance by the Tenant of any of its obligations under this Agreement or any of the Tenant’s Documents or the consummation by the Tenant of the transactions described in this Agreement. Neither the execution and delivery by the Seller or the Tenant of this Agreement or any of the Seller’s Documents or Tenant’s Documents, nor the performance by the Seller or the Tenant of any of its obligations under this Agreement or any of the Seller’s Documents or the Tenant’s Documents, nor the consummation of the transactions described in this Agreement, will (a) violate any provision of the charter, bylaws or other organizational or governing documents of the Tenant; (b) violate any Applicable Law to which the Tenant is subject; (c) conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any Contract; or (d) or result in the creation or imposition of any Security Interest upon any of the Assets or any portion thereof.

4.2.2 Compliance with Applicable Law. To the Tenant’s Knowledge, each of the Company, its Subsidiaries and their respective predecessors and Affiliates has complied with all Applicable Laws. To the Tenant’s Knowledge, neither the Company nor its Subsidiaries or their respective Affiliates have received notice of: (a) any unresolved violation of Applicable Laws or (b) any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand which has been filed or commenced against any of them alleging any failure so to comply which remains unresolved.

4.2.3 Litigation. Section 4.2.3 of the Disclosure Statement sets forth each instance in which any of the Company and its Subsidiaries (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to Tenant’s Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Authority or before any arbitrator.

4.2.4 Licenses and Permits. The Company and its Subsidiaries have all material licenses, permits, consents, authorizations, approvals, registrations, orders, franchises and certificates of any Governmental Authority necessary for the operation of the Businesses of the Company and its Subsidiaries as currently conducted, all of which are included among the Licenses and Permits. All Licenses and Permits are in full force and effect, and no suspension, revocation, non-renewal or cancellation of any of such items are pending or, to the Tenant’s Knowledge, threatened. Pursuant to Section 3.1 hereof, the Seller has delivered or made available to the Purchaser a true and complete copy of the Licenses and Permits. A complete listing of the Licenses and Permits is attached hereto in Section 4.2.4 of the Disclosure Statement.

4.2.5 Financial Statements; Liabilities

(i) Financial Statements. Attached hereto in Section 4.2.5(i) of the Disclosure Statement are the following financial statements (collectively the “Financial Statements”): (a) unaudited consolidated balance sheets and statements of income and changes in stockholders’ equity as of and for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 for the Company and its Subsidiaries; and (b) unaudited consolidated balance sheets and statements of income and changes in stockholders’ equity (the “Most Recent Financial Statements”) as of and for the seven (7) months ended July 31st, 2006 (the “Most Recent Fiscal Month End”) for the Company and its Subsidiaries. The

Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except for the absence of footnotes for the interim periods, and present fairly the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods, are correct and complete in all material respects, and are consistent with the Books and Records of the Company and its Subsidiaries (which Books and Records are correct and complete in all material respects).

(ii) Controls. The Company and its Subsidiaries maintain accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls which provide assurance that: (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiaries and to maintain accountability for their consolidated assets; (c) the reporting of the Company’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (d) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(iii) Undisclosed Liabilities. To Tenant’s Knowledge, none of the Company and its Subsidiaries has any Liability, and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability, except for: (a) Liabilities set forth on the face of the Most Recent Balance Sheet; and (b) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Applicable Laws).

(iv) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, to Tenant’s Knowledge, there has not been any material adverse change in the business, assets, financial condition, operations, results of operations, employee relations, supplier relations, customer relations or future prospects of any of the Company and its Subsidiaries.

4.2.6 Assets

(i) Ownership. One of the Company and its Subsidiaries is the fee simple owner of the Real Property, subject to the Permitted Encumbrances. One of the Company and its Subsidiaries is the undisputed owner of, or has a valid leasehold interest in or contractual right to, all of the other Assets, free and clear of all Security Interests.

(ii) Possession. Neither the Company nor any of its Subsidiaries has granted to any Person any license, lease or other right relating to the use or possession of the Real Property or any part thereof.

(iii) Condemnation. Neither the Company nor any of its Subsidiaries has received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and, to the Tenant’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting any of the Real Property or any portion thereof.

(iv) General Condition of Property. To Tenant’s Knowledge, the Real Property and tangible Assets are in good working order and repair, mechanically and structurally sound, and free from all material defects in materials and workmanship, normal wear and tear excepted.

(v) Water Rights. To Tenant’s Knowledge, the Water Rights constitute all rights necessary for the collection, discharge and dispersal of water and for the continued irrigation and operation of the Assets.

(vi) Effluent Discharge Rights. To Tenant’s Knowledge, the Effluent Rights constitute all rights necessary for the discharge of effluent in connection with the operation of the Assets.

(vii) Pesticide and Fertilizer Management. The Company and its Subsidiaries have managed all pesticides and fertilizers stored at or used in connection with the Assets in accordance with best industry practices and the standards and practices established by the Golf Course Superintendents Association of America.

(viii) Existing Use. To Tenant’s Knowledge, the Assets, the use thereof and the condition thereof do not violate in any material respect any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to the Assets. Tenant has no Knowledge of any condition or state of facts which would preclude, materially limit or materially restrict the use of the Assets for the existing golf and other uses and existing uses ancillary thereto.

(ix) Construction of Improvements. To Tenant’s Knowledge, the Improvements have been constructed in accordance with the plans and specifications and the building permits and other governmental approvals therefore in all material respects.

(x) Restriction of Access. Tenant has no Knowledge of any current federal, state, county or municipal plans to materially restrict or materially change access to any part of the Real Property from any highway or road leading directly to or abutting any part of the Real Property.

(xi) Utilities. All public utilities including, without limitation, sewer, water, electric, gas, and telephone, required for the operation of the Assets, as currently operated are installed and lawfully operating, and all installation and connection charges therefor have been paid in full. Neither the Company nor any of its Subsidiaries has received any notice stating that the provision of utilities violates any public or private easement.

(xii) Purchase Rights. Neither the Company nor any of its Subsidiaries have granted any and to Tenant’s Knowledge, there are no purchase contracts, options or other agreements of any kind, whereby any Person other than the Purchaser has or will have any right to acquire title to all or any portion of the Assets.

(xiii) Construction Contracts. At Closing there will be no outstanding contracts made by any of the Company and its Subsidiaries for the construction, development or repair of any Improvements or any homeowner association agreements which have not been fully paid for or provision for the payment of which has not been made by the Company and its Subsidiaries, and the Company and its Subsidiaries shall discharge and have released of record or bonded all mechanic’s, builder’s or materialmen’s liens, if any, arising from any labor or materials furnished to the Real Property prior to the Closing to the extent any such lien is not bonded over pursuant to Applicable Law.

(xiv) Compliance with Permitted Encumbrances. None of the Company and its Subsidiaries has received, or given, any written notice of any violation of any Permitted Encumbrance which has not been fully cured or dismissed with prejudice.

(xv) Management Agreements. As of the Closing Date, none of the Company and its Subsidiaries will be party to any management agreement with respect to the Real Property or the Businesses.

4.2.7 Contracts. Section 4.2.7 of the Disclosure Statement sets forth a true, correct and complete list of the Contracts. None of the Company and its Subsidiaries is a party to any contract or agreement other than the Contracts. The copies of the Contracts heretofore delivered to the Purchaser are true, correct and complete in all material respects. With respect to each such Contract, to Tenant’ s Knowledge, no party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract.

4.2.8 Insurance Policies

(i) Section 4.2.8(i) of the Disclosure Statement sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which any of the Company and its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years: (a) the name, address, and telephone number of the agent; (b) the name of the insurer, the name of the policyholder, and the name of each covered insured; (c) the policy number and the period of coverage; (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; (e) whether the policy was provided on a primary, excess, umbrella or other basis; (f) if known, the remaining, intact and unexhausted liability limits; and (g) a description of any retroactive premium adjustments or other loss-sharing or experience-based Liability arrangements.

(ii) With respect to each such insurance policy: (a) none of the Company and its Subsidiaries and, to Tenant’s Knowledge, no other party thereto is in breach or default (including with respect to the payment of premiums or the giving of notices), and to Tenant’s Knowledge no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration under the policy; and (b) with respect to parties other than the Company, to Tenant’s Knowledge, no party to the policy has repudiated any provision thereof. Each of the Company and its Subsidiaries has been covered, during the lesser of the past five years or the period since such entity was formed, by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4.2.8 of the Disclosure Statement describes any self-insurance arrangements affecting any of the Company and its Subsidiaries, including any self insured retention, captive insurance programs or other self insured risks, or any reserves established thereunder.

4.2.9 Environmental Condition of Real Property. To Tenant’s Knowledge, except as set forth in the Property Condition Evaluations and the Environmental Reports: (a) there are no underground storage tanks on the Real Property, (b) the Real Property does not contain any Hazardous Substances in levels in excess of those permitted pursuant to Environmental Laws, (c) there are no pending or threatened Environmental Claims, and (d) there are no outstanding Environmental Liabilities with respect to the Real Property or the Businesses.

4.2.10 Powers of Attorney; Guaranties. There are no outstanding powers of attorney executed on behalf of any of the Company and its Subsidiaries. None of the Company and its Subsidiaries is a guarantor for any Liability of any other Person.

4.2.11 Intellectual Property. To Tenant’s Knowledge, one of the Company and its Subsidiaries has all rights necessary to use the intellectual property set forth in Section 4.2.11 of the Disclosure Statement, all of which is included among the Assets (the “Intellectual Property”). To Tenant’s Knowledge, none of the Company and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and to Tenant’s Knowledge, none of the Company and its Subsidiaries has ever received any charge, complaint, claim, demand, or written notice alleging any such interference, infringement, misappropriation, or violation.

4.2.12 Finders and Investment Brokers. None of the Seller and the Company and its Subsidiaries has dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of any of them in connection with the transactions contemplated by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions contemplated by this Agreement.

4.2.13 Inventory. The inventory of the Company and its Subsidiaries consists of supplies, equipment and purchased parts, each of which is merchantable and fit for the purpose for which it was procured, and none of which is obsolete, damaged or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with and as required by GAAP.

4.2.14 Product Warranty and Liability. To Tenant’s Knowledge, no product sold, leased or delivered by any of the Company and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

4.2.15 Suppliers. Section 4.2.15 of the Disclosure Letter includes a true and accurate list of the top 10 suppliers of the Company and its Subsidiaries, taken as a whole, by dollar volume of business for the fiscal year ended December 31, 2005. No supplier listed in Section 4.2.15 of the Disclosure Letter has materially reduced its business with any of the Company and its Subsidiaries or advised any of the Company and its Subsidiaries that it intends to cease doing business or materially reduce its business with any of the Company and its Subsidiaries.

4.3 Survival.

4.3.1 The representations and warranties of Seller set forth in Sections 4.1.1 through 4.1.6, inclusive, hereof, and Section 4.1.8 hereof, as well as the right and ability of Purchaser to enforce the same and/or to seek damages for its breach, shall survive the Closing for a period of five (5) years and thereafter shall be of no further force and effect. The representations and warranties of Seller set forth in Section 4.1.7, as well as the right and ability of Purchaser to enforce the same and/or to seek damages for its breach, shall survive the Closing for thirty (30) days after the applicable federal and state tax statute of limitations period, and thereafter shall be of no force or effect. Except as specifically set forth in this Section 4.3.1, none of the representations and warranties of Seller set forth elsewhere in this Agreement shall survive the Closing.

4.3.2 The representations and warranties of the Tenant set forth in Section 4.2 hereof, as well as the right and ability of Purchaser to enforce the same and/or to seek damages for its breach, shall survive the Closing for a period of one (1) year and thereafter shall be of no further force and effect. Except as specifically set forth in this Section 4.3.2, none of the representations and warranties of the Tenant set forth elsewhere in this Agreement shall survive the Closing.

4.4 Breach. In the event the Purchaser determines that there has been a breach of a representation or warranty under this Section 4, the procedures set forth in Section 12.5 below shall apply to such matter.

5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

To induce the Seller to enter into this Agreement and to consummate the transactions described in this Agreement, the Purchaser hereby provides the representations and warranties set forth in the Article 5, all of which representations and warranties are correct and complete as of the Effective Date.

5.1 Organization and Power. The Purchaser is duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly authorized or qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Purchaser has all requisite power and authority to own and use its assets and conduct its business as currently owned, used and conducted.

5.2 Authorization of Purchaser. The Purchaser has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by it pursuant to this Agreement (the “Purchaser’s Documents”), and to perform all obligations required of it under this Agreement and each of the Purchaser’s Documents. The execution and delivery by the Purchaser of this Agreement and, when executed and delivered, each of the Purchaser’s Documents, and the performance by the Purchaser of its obligations under this Agreement and, when executed and delivered, each of the Purchaser’s Documents, have been, or will have been, duly and validly authorized by all necessary action by the Purchaser. This Agreement and, when executed and delivered, the Purchaser’s Documents constitute, or will constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its and their terms and conditions.

5.3 Consents and Approvals; No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by the Purchaser of this Agreement or any of the Purchaser’s Documents, the performance by the Purchaser of any of its obligations under this Agreement or any of the Purchaser’s Documents, or the consummation by the Purchaser of the transactions contemplated by this Agreement or any of the Purchaser’s Documents. Neither the execution and delivery by the Purchaser of this Agreement or any of the Purchaser’s Documents, nor the performance by the Purchaser of any of its obligations under this Agreement or any of the Purchaser’s Documents, nor the consummation by the Purchaser of the transactions described in this Agreement, will: (a) violate any provision of the organizational or governing documents of the Purchaser; (b) violate any Applicable Law to which the Purchaser is subject; or (c) result in a violation or breach of or constitute a default under any material contract, agreement or other instrument or obligation to which the Purchaser is a party or by which any of the Purchaser’s properties are subject.

5.4 Finders and Investment Brokers. The Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of the Purchaser in connection with the transactions contemplated by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions contemplated by this Agreement.

5.5 Investment. The Purchaser is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

5.6 Survival. The representations of Purchaser set forth in Sections 5.1 through 5.5, inclusive, hereof, as well as the right and ability of Seller to enforce the same and/or to seek damages for its breach, shall survive the Closing for a period of five (5) years. Except as specifically set forth in this Section 5.6, none of the representations and warranties of Seller set forth elsewhere in this Agreement shall survive the Closing.

5.7 No Other Representations. The Purchaser acknowledges that except as expressly set forth in Article 4, the Seller and the Tenant make no other representations or warranties, express or implied, at law or in equity, in respect of (a) the Company Shares; or (b) any of the Company and its Subsidiaries and any of their assets (including the Assets), liabilities or operations, and any other representations or warranties are expressly disclaimed.

6. COVENANTS

6.1 Confidentiality.

6.1.1 Disclosure of Confidential Information.

(i) The Parties shall hold in strict confidence (except for disclosures to their respective attorneys, accountants, lenders, prospective investors or partners, and other advisors, all of whom shall be deemed to be bound by this Section 6.1.1), the existence of this Agreement, the terms of this Agreement and any other information disclosed in the Seller’s Due Diligence Materials, the Purchaser’s Due Diligence Reports or any other documents, materials, data or other information with respect to the Company and its Subsidiaries (“Confidential Information”), except (a) with the other party’s prior written consent; (b) as required by Applicable Law; or (c) pursuant to court order. The term “Confidential Information” does not include information or data which (i) is or becomes generally available to the public other than through a breach hereof, (ii) was within the Purchaser’s possession prior to it being furnished hereunder, or (iii) becomes available on a non-confidential basis from a source other than Seller pursuant to this Agreement.

(ii) Should the Closing not occur for any reason, Purchaser shall immediately return to Seller the originals, and shall either return to Seller or certify to the Seller in writing that it has destroyed all copies, of any and all Confidential Information obtained by Purchaser, its employees, agents or attorneys.

The Parties’ obligations under this Section 6.1.1 shall survive Closing and any termination of this Agreement.

6.1.2 Public Announcements. No Party shall have the right to make a public announcement regarding the transactions described in this Agreement without the prior approval of the other Party except as set forth in this Section 6.1.2. The Seller and the Purchaser shall approve the timing, form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that if a Party determines in good faith that it is required to make a public announcement or other public disclosure under Applicable Law, no approval by the other Party shall be required.

6.1.3 Communication with Governmental Authorities. The Purchaser and its representatives and consultants shall have the right to review building department, health department and other Governmental Authority records with respect to the Assets and the operation of the Businesses and request written or verbal confirmation of zoning and any other compliance by the Company and its Subsidiaries with any Applicable Laws in accordance with the procedures set forth in Section 3.1 hereof.

6.2 Conduct of the Business.

6.2.1 Operation, Maintenance and Repair in Ordinary Course of Business. From the Effective Date until the Closing or earlier termination of this Agreement, the Seller shall cause the Company and its Subsidiaries to conduct the Businesses in the Ordinary Course of Business, including, without limitation: (a) performing maintenance and repairs and making capital improvements to the Real Property in the Ordinary Course of Business; (b) maintaining insurance coverage consistent with the risk management policies of the Company and its Subsidiaries in place as of the Effective Date; (c) replacing and/or repairing tangible Assets in the Ordinary Course of Business; and (d) maintaining levels of inventory and levels of supplies used or useful in the operation of the Businesses at levels consistent with the operation of the Businesses in the Ordinary Course of Business.

6.2.2 No Transactions Outside Ordinary Course of Business. From the Effective Date and until the Closing or earlier termination of this Agreement, except as otherwise contemplated in this Agreement, the Seller shall cause the Company and its Subsidiaries not to engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business without Purchaser’s prior written consent, including, without limitation: (a) declaring, setting aside or paying any dividend or making any distribution with respect to its capital stock or redeeming, purchasing or otherwise acquiring any of its capital stock; provided, however, that nothing in this clause (a) shall prohibit (i) any distribution of cash or property necessary for the representation and warranty set forth in Section 4.1.7(viii) to be true and correct or (ii) distributions to reduce to zero the accumulated and current earnings and profits of the Company and its Subsidiaries; (b) selling, leasing, transferring or assigning any of its Assets other than for a fair consideration in the Ordinary Course of Business; provided, however, that the Company and its Subsidiaries may take such action as may be reasonably necessary to transfer the Excluded Personal Property to one of the Seller and/or its Affiliates prior to the Closing; (c) imposing any new Security Interest upon any of its Assets; (d) making any capital expenditure (or series of related capital expenditures) either involving more than $50,000 individually (or $150,000 in the aggregate for a series of related capital expenditures) or outside the operating budget disclosed to the Purchaser in writing prior to the Effective Date; (e) issuing any note, bond, or other debt security or creating, incurring, assuming or guaranteeing any new indebtedness for borrowed money or capitalized lease obligations; (f) making or authorizing any change in the charter or bylaws of any of the Company and its Subsidiaries; (g) issuing, selling or otherwise disposing of any of its capital stock, or granting any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock; (h) making any material Tax election or making any material change to any Tax election; and (i) making any material change in accounting or internal control methods, practices, policies or procedures followed by any of the Company and its Subsidiaries (other than as required by GAAP), any increase in reserves or any revaluation of any of their assets from those in effect during the past fiscal year. Notwithstanding the foregoing, Seller, the Company and/or its Subsidiaries shall have the right to commence the construction and development and make expenditures related to the construction and development of the driving range at the Talega Property in accordance with the construction budget attached hereto as Exhibit A.

6.2.3 Contracts, Licenses and Permits. From the Effective Date and until the Closing or earlier termination of this Agreement, the Seller shall cause the Company and its Subsidiaries not to, (a) without the Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, amend, extend, renew or terminate any existing Contracts or Licenses and Permits, except in the Ordinary Course of Business, or (b) without the Purchaser’s prior written consent in its sole discretion, enter into any new contracts, or secure any new licenses and permits, except in the Ordinary Course of Business.

6.2.4 Title. From the Effective Date and until the Closing or earlier termination of this Agreement, the Seller shall not cause the Company or its Subsidiaries to create or cause to be created any New Title Exception without Purchaser’s written consent, which consent shall not be unreasonably withheld.

6.3 Tax Matters.

6.3.1 Preparation and Filing of Tax Returns; Payment of Taxes.

(i) The Seller shall timely prepare and file, or cause to be prepared and filed on a basis consistent with past practice, all Tax Returns with respect to the Company and the Subsidiaries for any taxable period that ends on or before the Closing Date. The Seller shall be responsible for the timely payment of any Taxes of the Company or the Subsidiaries with respect to such periods, except to the extent and in such amount as such Taxes are taken into account in determining the Adjustments described in Section 9.2 hereof (as finally reconciled pursuant to the terms and conditions thereof), for which the Purchaser shall be responsible.

(ii) The Purchaser shall timely prepare, or cause to be prepared, on a basis consistent with the past practice of the Company and the Subsidiaries, all Tax Returns with respect to the Company and the Subsidiaries for any Straddle Period (a “Straddle Period Tax Return”) and shall present such Straddle Period Tax Returns to the Seller for Seller’s reasonable review and approval at least thirty (30) Calendar Days before the date on which such Straddle Period Tax Returns are required to be filed (or if the filing due date is within 45 days following the Closing Date, as promptly as practicable following the Closing

Date). Upon resolution of all items, the relevant Straddle Period Tax Return will be filed, or cause to be filed by the Purchaser, and the Purchaser shall timely pay or cause to be paid any Taxes due with respect to such Straddle Period Tax Returns. The Seller shall pay to the Purchaser an amount equal to the portion of the Taxes attributable to the Pre-Closing Tax Period with respect to any such Straddle Period Tax Return no later than five (5) Calendar Days prior to the date on which such Straddle Period Tax Return is required to be filed; provided, however, that such payment shall only be required to the extent that such Taxes attributable to the Pre-Closing Tax Period exceed the Taxes taken into account with respect thereto in determining the Adjustments described in Section 9.2 hereof (as finally reconciled pursuant to the terms and conditions thereof).

6.3.2 Refunds. Any refund or credit of Taxes received by the Purchaser with respect to the Company or the Subsidiaries that are attributable to Pre-Closing Taxable Periods shall be paid to the Seller. Any refund or credit of Taxes received by the Seller with respect to the Company or the Subsidiaries that are attributable to Post-Closing Taxable Periods shall be paid to the Purchaser.

6.3.3 Apportionment of Straddle Period Taxes. In the case of any Straddle Period, real, personal and intangible property Taxes (“Property Taxes”) and all other Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a closing-of-the-books basis (e.g., such that any increase in any Property Taxes as a result of a change in ownership arising from the Purchaser’s acquisition of the Company Shares hereunder shall be deemed to be attributable solely to Post-Closing Tax Periods and shall not be borne, directly or indirectly, by Seller).

6.3.4 Notices. In the event that the Purchaser receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign Tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that would reasonably be expected to affect the Seller, or if the Seller receives notice of such matters that would reasonably be expected to affect the Purchaser, the Company or its Subsidiaries, the party receiving such notice shall promptly notify in writing the potentially affected party. The failure of either party to give the notice required by this Section 6.3.4 shall not impair such party’s rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

6.3.5 Taxable Contests.

(i) The Seller shall retain the right to commence, continue and settle through good-faith, diligent efforts, any proceeding to contest any Taxes for any taxable period of any of the Company and its Subsidiaries which terminates prior to the Closing Date; provided, however, the Seller shall indemnify, save, insure, defend, pay and hold the Purchaser harmless from and against any Indemnification Loss incurred by the Purchaser as a result of the Seller exercising its rights under this Section 6.3.5(i).

(ii) The Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes with respect to the Company and its Subsidiaries for any Straddle Period; provided, however, that the Seller shall not settle any proceeding with respect to Taxes in a Straddle Period without first obtaining the written consent of the Purchaser. Notwithstanding the foregoing, if the Purchaser desires to contest any Taxes for a Straddle Period and the Seller has not commenced any proceeding to contest any such Taxes for such taxable period, the Purchaser may request the Seller to do so. If the Seller is willing to contest such Taxes, the Seller shall provide written Notice to the Purchaser within thirty (30) Calendar Days after receipt of the Purchaser’s request confirming that the Seller will contest such Taxes, in which case the Seller shall proceed to contest such Taxes, and the Purchaser shall not have the right to contest such Taxes. If the Seller fails to provide such written Notice confirming that the Seller will contest such Taxes within such thirty (30) Calendar Day period, the Purchaser shall have the right to contest such Taxes.

(iii) The Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period of any of the Company and its Subsidiaries which commences after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.

6.3.6 Cooperation. The Seller, the Company, the Subsidiaries, and the Purchaser shall cooperate fully and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to cooperate fully, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes and in any other matters relating to Taxes, including by, but not limited to, maintaining and making available to each other all books and records in connection with Taxes (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse).

6.3.7 Actions on Closing Date and Certain Tax Elections. Neither the Company nor any of the Company’s Subsidiaries will take, and the Purchaser will not permit either the Company or any Company Subsidiary to take, any action on the Closing Date that could result in any income Tax Liability to the Company or any Company Subsidiary other than any action taken in the Ordinary Course of Business. No election under Code Section 338(g) (or comparable provisions of applicable state, local or foreign law) or Treasury Regulations section 1.337(d)-7(c) (or comparable provisions of applicable state, local or foreign law) shall be made with respect to the purchase of the Company Shares by Purchaser. The parties hereto covenant and agree that as a result of the purchase of the Company Shares by Purchaser hereunder it is intended that, for all US federal and applicable state, local and foreign tax purposes, the Company shall be classified as a “qualified REIT subsidiary,” which is wholly-owned by Purchaser, as such term is defined in Code Section 856(i), and each of the parties hereto agrees to report the purchase of the Company Shares by Purchaser hereunder for all tax purposes in a manner consistent therewith.

6.4 Notices and Filings. The Seller and the Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Contracts, Licenses and Permits and to effect any required registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Company and its Subsidiaries and/or the Leases.

6.5 Further Assurances. From the Effective Date until the Closing or termination of this Agreement, the Seller and the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions described in this Agreement, including, without limitation, (a) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Laws, and (b) effecting all registrations and filings required under this Agreement or Applicable Laws. After the Closing, the Seller and the Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated in this Agreement. This Section 6.5 shall survive the Closing.

6.6 Liquor Licenses. The Seller and Purchaser shall cooperate with one another in obtaining the transfer of all liquor licenses and alcoholic beverage licenses necessary to operate any restaurants, bars and lounges presently located at the Real Property (collectively, the “Liquor Licenses”) from any of the Company and its Subsidiaries to the Tenant (“Applicant”) (to the extent transferable) or the issuance of a new liquor license. The Seller and Purchaser shall each submit, and Seller shall cause the Tenant to submit, all necessary applications, petitions and other materials to the appropriate governmental authority and take such other actions to effect the transfer of the Liquor Licenses or issuance of a new liquor licenses, as of the Closing. If the Liquor Licenses cannot be obtained by the Applicant until after Closing, and the Purchaser determines, in its reasonable judgment, that the Liquor Licenses will be obtained within a reasonable period following Closing, then the Parties covenant and agree that they shall mutually cooperate in keeping open the bars and lounges and liquor facilities of the Businesses between Closing and the time when such Liquor Licenses are obtained by the Applicant, including, without limitation, entering into a mutually acceptable interim beverage management agreement.

6.7 Bookings. Up until Closing, the Seller shall cause the Company and its Subsidiaries to continue to market the Businesses and take all bookings and reservations for the use of facilities at the Businesses for periods subsequent to the Closing Date, provided such bookings and reservations are in the Ordinary Course of Business.

6.8 Consents. Not later than five (5) Calendar Days prior to the expiration of the Due Diligence Period, the Purchaser will submit to the Seller a written notice (the “Consent Notice”) specifying each third party estoppel certificate or consent requested by Purchaser as a result of its due diligence regarding the Assets or the Company and its Subsidiaries (the “Third-Party Consents”), in forms reasonably satisfactory to the Purchaser, including, without limitation, estoppel certificates regarding personal property used in the operation of the Businesses, any service or maintenance contracts and regarding any easement agreements. In the event Purchaser timely delivers to Seller a Consent Notice, Seller shall use commercially reasonable efforts to cause the Company and its Subsidiaries to obtain such Third-Party Consents and deliver the same to Purchaser on or before the Closing Date. In the event that the Company and its Subsidiaries have been unable, prior to the Closing Date, to obtain any requested Third-Party Consents, such failure shall not constitute a default of the Seller hereunder provided that the Seller used commercially reasonable efforts to obtain the same. In the event Purchaser timely delivers to Seller a Consent Notice, Seller shall have the right, but not the obligation, in its sole discretion, to agree to provide a certificate from Tenant certifying that one or more of such agreements are in full force and effect, that all amounts due from the Company and its Subsidiaries as of Closing have be paid, and that no defaults exist with respect to any such agreements (the “Corporate Certificates”) in lieu of a Third-Party Consent with respect to such agreements (to the extent that such Third-Party Consent can not be obtained prior to Closing), by giving Purchaser written notice (“Seller Consent Notice”) of such election not later than two (2) Calendar Days following Seller’s receipt of Purchaser’s Consent Notice (“Consent Election Period”). If Seller fails to timely deliver a Seller Consent Notice to Purchaser, then Seller shall be deemed to have elected not to provide any Corporate Certificates in lieu of any Third-Party Consents that Seller is unable to obtain prior to the Closing Date. In the event (i) Purchaser timely delivers to Seller a Consent Notice pursuant to this Section, and (ii) Seller elects (or is deemed to have elected) not to provide one or more Corporate Certificates in lieu of any Third-Party Consents requested by Purchaser, then within three (3) Calendar Days following the expiration of the Consent Election Period, Purchaser may elect either: (A) to continue this Agreement in effect without modification and purchase the Company Shares from Seller; or (B) to terminate this Agreement and the Escrow by delivering written notice to Seller, in which case Purchaser shall be entitled to receive a full refund of the Deposit, provided Purchaser has satisfied its obligations set forth in Section 6.1.1(ii) hereof. Upon any election by Purchaser to terminate this Agreement and the Escrow pursuant to this Section, then this Agreement shall be of no further force or effect, and the Parties shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement), and Seller and Purchaser shall execute such cancellation instructions as may be necessary to effectuate the cancellation of the Escrow, as may be required by Escrow Agent. Any Escrow cancellation, title cancellation or other cancellation costs in connection therewith shall be borne equally by Seller and Purchaser. In the event Seller timely delivers a Seller Consent Notice to Purchaser indicating that Purchaser is willing to provide a Corporate Certificate in lieu of one or more of the Third-Party Consents requested by Purchaser, then to the extent Seller is unable to obtain such Third-Party Consents, Seller shall be obligated to provide a Corporate Certificate in lieu of such Third-Party Consents on or before the Closing Date. In the event Seller fails to provide a Corporate Certificate Seller is obligated to provide pursuant to this Section on or before the Closing Date, then, in such a case, the provisions of Section 10.1 shall govern. Any Corporate Certificates delivered to the Purchaser at Closing shall survive for a period of one (1) year from the Closing Date.

6.9 Exclusivity. The Seller covenants and agrees to refrain during the term of this Agreement (and to cause the Company and its Subsidiaries to refrain) from making, accepting, encouraging or soliciting or otherwise pursuing any other offer or proposal or agreement regarding the sale, lease or refinancing of the Company, its Subsidiaries, the Businesses, the Assets or any portion thereof or any interest therein, and will deal exclusively with the Purchaser in good faith towards the completion of the transactions contemplated herein unless this Agreement shall be terminated as provided herein.

6.10 Employees.

6.10.1 Notice. Effective upon Closing, employment of all employees of the Company and its Subsidiaries shall be terminated. The Tenant hereby agrees to take all actions necessary to ensure compliance with the WARN Act and all other Applicable Laws relating to employees and benefits, as applicable, and shall indemnify, save, insure, defend, pay and hold harmless the Purchaser and the Company and its Subsidiaries from and against any and all loss, cost, damages, claims or Liabilities relating to a failure to take any action or to provide any notice required under the WARN Act or any Applicable Laws. Irrespective of the applicability of the WARN Act, at the Purchaser’s election, the Company and its Subsidiaries shall terminate all employees effective at the Closing. The Tenant hereby agrees to provide the Purchaser with a list of all employees of the Company and its Subsidiaries and other pertinent information with respect to such employees and the terms of employment of such employees, as requested by the Purchaser. The Tenant, on or before the Closing Date, hereby agrees to extend offers, in writing, of employment to commence as of the Closing Date, to such employees of the Company and its Subsidiaries as shall be necessary to comply with Applicable Laws and the WARN Act.

6.10.2 Liability of Tenants. With respect to wages and benefits of employees of the Company and its Subsidiaries, the Tenant shall be responsible for all wages, salaries, bonuses, employment taxes, withholding taxes, and all accrued vacation days, sick days and personal days accruing prior to the Closing Date. The Purchaser shall have no obligation to continue the employment of any employee of the Company and its Subsidiaries and shall not be liable to any employee for any wages, salaries, bonuses, vacation days, sick days or personal days in which said employee may have acquired an accrued or vested right by virtue of their employment by the Company and its Subsidiaries. Notwithstanding anything to the contrary herein contained, there shall be no apportionment or proration of medical, pension, welfare benefits, other employee benefits or other fringe benefits (hereinafter collectively referred to as “benefits”). The Tenant shall also be responsible for and hereby agree to indemnify, save, defend, pay, insure and hold the Purchaser’s Indemnitees harmless from and against any Liability arising out of or relating to any severance pay which may become due to any of the employees of the Company and its Subsidiaries whose employment ends at or prior to Closing as a result of this transaction, whether due to applicable employment policies or Applicable Law. The Tenant agrees to give all affected employees notice of termination of participation of employees of the Company and its Subsidiaries in any applicable 401(k) or other pension or retirement plan affecting such employees.

6.11 Provision of Financial Statements. To the extent reasonably necessary for the Purchaser or its Affiliates to prepare consolidated financial statements (whether audited or unaudited) and to comply with any reporting obligations in respect thereof, upon written request of the Purchaser, the Seller will reasonably cooperate with Purchaser to: (a) provide all documentation in Seller’s or its accountants’ actual possession reasonably requested by Purchaser, answer all questions and respond to all other requests for information as promptly as possible to assist the timely preparation of such financial statements, (b) provide to the Purchaser and its accountants such computer support and access to employees and the Seller’s accountants as the Purchaser may reasonably request, and (c) reasonably cooperate regarding the foregoing and provide such comfort letters, management representation letters and other information and documentation that may be requested by the Purchaser, its underwriters or placement agents or others in connection with such matters, all at the sole cost and expense of Purchaser.

6.12 Change of Company and Subsidiary Names. Purchaser acknowledges and agrees that prior to Closing, Seller may elect, but shall not be obligated, to change the name of the Company and its Subsidiaries, at Seller’s sole cost and expense, so as to retain all of its right, title and interest in and to the trade names with respect to “Heritage,” “Heritage Golf,” and “Heritage Golf Group,” and any and all derivatives thereof. Purchaser shall have the right to decide the new name of the Company and the Subsidiaries, provided if Purchaser shall fail to advise Seller of such new names prior to the expiration of the Due Diligence Period, then Seller shall have the right to choose such new names on Purchaser’s behalf.

6.13 Cooperation with Auditors. Prior to the Closing, the Seller shall provide to PricewaterhouseCoopers, LLP all information reasonably available to the Seller that is necessary to calculate the accumulated and current earnings and profits of the Company and its Subsidiaries as of the Closing Date, including, but not limited to, all necessary federal income Tax information relating to the Company and its Subsidiaries, working papers created with respect to such Tax information, and information with respect to any federal income Tax controversy, either pending or resolved, with respect to such information.

7. CLOSING CONDITIONS

7.1 Purchaser’s Closing Conditions. The Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser’s Closing Conditions”):

7.1.1 The Seller’s Deliveries. All of the Seller’s Closing Deliveries shall have been delivered to the Purchaser or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Purchaser at Closing.

7.1.2 Representations and Warranties. Subject to the matters set forth in the Disclosure Statement at the Effective Date, the representations and warranties set forth in Article 4 above shall be true and correct in all material respects when made and at and as of the Closing Date as though made as of such date (unless such representation or warranty is specifically made as of an earlier date, in which case it shall remain true and correct as of such earlier date), except for any representations or warranties qualified by materiality limitations, which shall instead be true and correct in all respects, subject to such materiality limitation as stated therein.

7.1.3 Covenants and Obligations. The covenants and obligations of the Seller and the Tenant in this Agreement required to be performed on or prior to the Closing shall have been performed in all material respects.

7.1.4 Title Policies. The Title Company shall have irrevocably committed to issue the Title Policies pursuant to Section 3.2.4.

7.1.5 Change in Environmental Condition of Property. No event shall have occurred following the Effective Date and prior to the Closing Date which would result in a violation of any Environmental Law which remains outstanding and has not been cured.

7.1.6 Adverse Proceedings. Since the Effective Date, no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) affect adversely the right of the Purchaser to own any of the Company Shares and to control the Company and its Subsidiaries, or (d) affect adversely the right of any of the Company and its Subsidiaries to own its assets and to operate its Businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

7.1.7 Adverse Law. Since the Effective Date, no Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement or that would prevent the continuous operation of any of the Businesses or use of any Assets for the purposes for which they are currently used.

7.1.8 No Material Adverse Change. Since the Effective Date, there shall not have been any occurrence or disclosure of any event, circumstances or state of facts that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition, operations, results of operations, supplier relations, customer relations or future prospects of the Company and its Subsidiaries, in the aggregate.

7.1.9 Leases. The Leases shall be fully executed in the forms agreed to during the Due Diligence Period to be effective upon Closing.

7.1.10 Comfort Letter. The Purchaser shall have received written comfort in form and substance reasonably satisfactory to the Purchaser from PricewaterhouseCoopers, LLP that the Company will not have any accumulated or current earnings and profits within the meaning of Code Section 312 as of the Closing Date, which written comfort tax counsel to the Purchaser will be permitted to rely upon for purposes of rendering opinions from and after the Closing Date with respect to the qualification of the Purchaser as a real estate investment trust as defined within Code Section 856.

7.2 Failure of Any Purchaser’s Closing Condition. If any of the Purchaser’s Closing Conditions are not satisfied (or otherwise waived by Purchaser) at or before the Closing (a “Purchaser’s Closing Condition Failure”), and, if applicable, the Seller fails to cure such Purchaser’s Closing Condition Failure within ten (10) Business Days after written Notice is delivered by the Purchaser to the Seller (excepting a failure to deliver the Seller’s Closing Deliveries at Closing for which the cure period shall be two (2) Business Days from such written Notice), then: (a) if such failure is the result of a breach by Seller, the Tenant or Purchaser of their respective covenants, agreements or obligations under this Agreement, then the provisions of Article 10 shall govern; or (b) if such failure is not the result of a breach by Seller, the Tenant or Purchaser of their respective covenants, agreements or obligations under this Agreement, then the Purchaser shall have the right, in the Purchaser’s absolute discretion, to elect to either: (i) continue this Agreement in effect without modification and purchase and acquire the Company Shares in accordance with the terms and conditions of this Agreement (in which case the applicable Purchaser’s Closing Condition Failure shall be deemed waived by Purchaser) ; or (ii)

terminate this Agreement and the Escrow by delivering written notice to Seller not later than 12:00 p.m. on the Closing Date, in which case the Purchaser shall be entitled to a full refund of the Deposit, upon the satisfaction by Purchaser of its obligations set forth in Section 6.1.1(ii) hereof. Upon any election by Purchaser to terminate this Agreement and the Escrow pursuant to this Section 7.2, then this Agreement shall be of no further force or effect, and the Parties shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement), and Seller and Purchaser shall execute such cancellation instructions as may be necessary to effectuate the cancellation of the Escrow, as may be required by Escrow Agent. Any Escrow cancellation, title cancellation or other cancellation costs in connection therewith shall be borne equally by Purchaser and Seller.

7.3 Seller’s Closing Conditions. The Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller’s Closing Conditions”):

7.3.1 Receipt of the Purchase Price. The Purchaser shall have paid to the Seller or deposited with Escrow Agent with irrevocable written direction to disburse the same to the Seller, the Purchase Price (as adjusted for Adjustments pursuant to Article 9).

7.3.2 Purchaser’s Deliveries. All of the Purchaser’s Closing Deliveries shall have been delivered to the Seller or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Seller at Closing.

7.3.3 Representations and Warranties. The representations and warranties set forth in Article 5 above shall be true and correct in all material respects when made and at and as of the Closing Date as though made as of such date (unless such representation or warranty is specifically made as of an earlier date, in which case it shall remain true and correct as of such earlier date), except for any representations or warranties qualified by materiality limitations, which shall instead be true and correct in all respects, subject to such materiality limitation as stated therein.

7.3.4 Covenants and Obligations. The covenants and obligations of the Purchaser in this Agreement required to be performed on or prior to the Closing shall have been performed in all material respects.

7.4 Failure of the Seller’s Closing Conditions. If any of the Seller’s Closing Conditions are not satisfied (or otherwise waived by Seller) at or before the Closing (a “Seller’s Closing Condition Failure”), and, if applicable, the Purchaser fails to cure such Seller’s Closing Condition Failure within ten (10) Business Days after written Notice from Seller to Purchaser of such failure (excepting a failure to deliver the Purchase Price and/or any of the Purchaser’s Deliveries at the Closing for which the cure period shall be two (2) Business Days from such written Notice), then: (a) if such failure is the result of a breach by Seller, the Tenant or Purchaser of their respective covenants, agreements or obligations under this Agreement, then the provisions of Article 10 shall govern; or (b) if such failure is not the result of a breach by Seller, the Tenant or Purchaser of their respective covenants, agreements or obligations under this Agreement, then the Seller shall have the right, in the Seller’s absolute discretion, to elect to either: (i) not terminate this Agreement and the Escrow (in which case the applicable Seller’s

Closing Condition Failure shall be deemed waived by Seller); or (ii) terminate this Agreement and the Escrow by delivering written notice to Seller not later than 12:00 p.m. on the Closing Date, in which case the Purchaser shall be entitled to a full refund of the Deposit upon the satisfaction by Purchaser of its obligations set forth in Section 6.1.1(ii) hereof. Upon any election by Seller to terminate this Agreement and the Escrow pursuant to this Section 7.4, then this Agreement shall be of no further force or effect, and the Parties shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement), and Seller and Purchaser shall execute such cancellation instructions as may be necessary to effectuate the cancellation of the Escrow, as may be required by Escrow Agent. Any Escrow cancellation, title cancellation or other cancellation costs in connection therewith shall be borne equally by Purchaser and Seller.

8. CLOSING

8.1 Closing Date. The closing of the transactions described in this Agreement (the “Closing”) shall occur on that date which is mutually agreed to in writing by the Seller and the Purchaser, but in any event on or before the date which is ten (10) Business Days after the date on which the Due Diligence Period expires (the “Outside Closing Date”); provided, however, that the Parties will use commercially reasonable efforts to cause the Closing to occur as soon as practical after the expiration of the Due Diligence Period. The date on which the Closing occurs or is scheduled to occur is referred to herein as the “Closing Date”. If the Parties cannot agree on a Closing Date, the Closing Date will be the Outside Closing Date. Notwithstanding the foregoing, in the event that the Purchaser is unable to consummate the transactions contemplated by this Agreement as of the Outside Closing Date as the result of the Outside Closing Date being during a blackout period under applicable securities laws, rules or regulations, the Closing Date shall be extended until the second Business Day after the expiration of the applicable blackout period. The Closing shall occur at the offices of the Escrow Agent, or such other place as agreed to in writing between the Seller and the Purchaser. At the request of a Party, the Parties shall reasonably cooperate to accomplish the Closing “by mail.”

8.2 Seller’s Closing Deliveries. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser, or deposited with Escrow Agent in the Closing Escrow to be delivered to the Purchaser at Closing, or (with the approval of the Purchaser, acting reasonably) otherwise to be delivered or made available to the Purchaser upon Closing, all of the following documents, each of which shall have been duly executed by the Seller and acknowledged (if required), and other items, set forth in this Section 8.2 (the “Seller’s Closing Deliveries”), as follows:

8.2.1 Closing Certificate. A closing certificate in a mutually acceptable form duly executed by Seller and Tenant.

8.2.2 License Agreement. The License Agreement in a mutually acceptable form duly executed by Seller.

8.2.3 Company Shares. Stock certificates representing the Company Shares, endorsed in blank or accompanied by duly executed assignment documents reasonably acceptable to the Purchaser.

8.2.4 FIRPTA Certificates and Title Affidavits. An affidavit from the Seller with respect to compliance with the Foreign Investment in Real Property Tax Act (Code Section 1445) and the Treasury Regulations issued thereunder and any similar state tax requirements and to the extent required by the Title Company, an affidavit, in form and substance acceptable to Seller in Seller’s sole but reasonable discretion, from the Seller in favor of the Title Company which shall be sufficient to delete the standard exceptions from the Title Policies.

8.2.5 Closing Statement. The Closing Statement prepared pursuant to Section 9.1, duly executed by Seller.

8.2.6 Authority Documents. A corporate resolution and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of the Seller.

8.2.7 Third-Party Consents. All Third-Party Consents requested by Purchaser, to the extent actually received by the Seller, or such Corporate Certificates in lieu thereof, to the extent required pursuant to Section 6.8.

8.2.8 UCC Terminations. Any appropriate or required Uniform Commercial Code termination statements.

8.2.9 Opinion. An opinion from counsel to the Seller in a mutually acceptable form, addressed to the Purchaser, and dated as of the Closing Date. During the Due Diligence Period, Purchaser and Seller shall have, using good faith and diligent efforts, mutually agreed upon the form of such opinion to be delivered into at Closing. In connection therewith, Purchaser and Seller shall, during the Due Diligence Period, negotiate the terms and provisions of the such opinion to be in form and content mutually agreeable to the parties, and shall, on or before the expiration of the Due Diligence Period, amend this Agreement to attach the negotiated form of the opinion as an exhibit to this Agreement thereby agreeing to cause the same to be delivered at Closing.

8.2.10 Leases. The Leases, duly executed by the Tenants.

8.2.11 Other Leases. Fully-executed counterparts by the tenants under the Other Leases contemplated pursuant to Section 3.8.

8.2.12 Other Documents. Such other documents and instruments as may be reasonably requested by the Purchaser or the Title Company in order to consummate the transactions described in this Agreement.

8.3 Purchaser’s Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller or deposited with the Escrow Agent in the Closing Escrow to be delivered to the Seller all of the documents, each of which shall have been duly executed by the Purchaser and acknowledged (if required), and other items, set forth in this Section 8.3 (the “Purchaser’s Closing Deliveries”), as follows:

8.3.1 Purchase Price. The Purchase Price (as adjusted for Adjustments pursuant to Article 9) to be paid by the Purchaser.

8.3.2 Closing Certificate. A closing certificate in a mutually acceptable form duly executed by Purchaser.

8.3.3 License Agreement. The License Agreement in a mutually acceptable form duly executed by Purchaser.

8.3.4 Leases. The Leases, duly executed by the Landlord.

8.3.5 Closing Statement. The Closing Statement prepared pursuant to Section 9.1, duly executed by Purchaser.

8.3.6 Authority Documents. A corporate resolution and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of the Purchaser.

8.3.7 Other Documents. Such other documents and instruments as may be reasonably requested by the Seller or the Title Company in order to consummate the transactions described in this Agreement.

9. ADJUSTMENTS AND EXPENSES.

9.1 Closing Statement. No later than the day prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Assets as may be reasonably necessary to make the Adjustments to the Purchase Price as set forth in Section 9.2 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare, prior to Closing, a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such Adjustments shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reconciled after the Closing as expressly set forth in Section 9.2.

9.2 Adjustments to the Purchase Price. The Purchase Price shall be adjusted (the “Adjustments”) as of 11:59 p.m. (Eastern Time) on the day preceding the Closing Date (the “Cut-Off Time”) as follows:

9.2.1 The Parties intend that the Current Assets shall equal the Current Liabilities as of the Cut-Off Time. In connection with the preparation of the Closing Statement, the Seller will prepare and deliver to the Purchaser a good faith estimate of the Current Assets and Current Liabilities of the Company and its Subsidiaries as of the Cut-Off Time (the “Estimate”), which shall be subject to the Purchaser’s review.

(i) If the Estimate reflects that the Current Assets will exceed the Current Liabilities as of the Cut-Off Time, the Purchase Price to be paid pursuant to Section 2.3 shall be increased by such excess; provided, however, that upon mutual agreement of the Parties, in lieu of such adjustment to the Purchase Price the Seller may cause the Company and its Subsidiaries to distribute cash to the Seller in the amount of such excess prior to the Closing.

(ii) If the Estimate reflects that the Current Liabilities will exceed the Current Assets as of the Cut-Off Time, the Purchase Price to be paid pursuant to Section 2.3 shall be decreased by such excess; provided, however, that upon mutual agreement of the Parties, in lieu of such adjustment to the Purchase Price the Seller may contribute cash to the Company and its Subsidiaries in the amount of such excess prior to the Closing.

“Current Assets” means the current assets of the Company and its Subsidiaries, other than intercompany receivables, determined in accordance with GAAP. “Current Liabilities” means the current liabilities of the Company and its Subsidiaries, other than intercompany payables, determined in accordance with GAAP.

9.2.2 The calculations of Current Assets and Current Liabilities in the Estimate shall be based on actual figures to the extent available. If any of the Current Assets or Current Liabilities cannot be calculated based on actual figures, such amount shall be calculated based on a fair and reasonable estimated accounting performed and agreed to by the Seller and the Purchaser. The Seller and the Purchaser shall cooperate in good faith and act reasonably after the Closing to make a final determination of the Current Assets and Current Liabilities as of the Cut-Off Time. The Parties shall endeavor to accomplish, as soon as practicable after the Closing Date and in any event within 90 Calendar Days of the Closing Date, a final reconciliation of the Current Assets and Current Liabilities as of the Closing Date (after giving effect to the distributions or contributions referred to in Section 9.2.1(i) and (ii) above), which, based upon an agreed upon accounting performed by the Seller and the Purchaser, the Party that owes another Party any sums hereunder shall pay such Party such sums by wire transfer of immediately available funds within ten (10) Calendar Days after the final reconciliation of the item in question. In the event the parties have not agreed with respect to the reconciliations required to be made pursuant to this Section 9.2.2 within such ninety (90) Calendar Day period, upon application by either Party, the Reviewing Accountant shall determine any such reconciliation which has not theretofore been agreed to between the Seller and the Purchaser. The costs, expenses and fees of the Reviewing Accountant shall be borne by the Seller, on the one hand, and the Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to the Party bears to the amount actually contested by such Party.

9.2.3 Section 9.2.3 of the Disclosure Statement sets forth an itemization of all of the intercompany receivables and intercompany payables with respect to the Company and its Subsidiaries (“Intercompany Indebtedness”). On or before the Closing, Seller shall cause all such Intercompany Indebtedness to be assigned to and assumed by Seller and neither the Company nor any of the Subsidiaries shall have any further rights and/or obligations with respect to such Intercompany Indebtedness.

9.3 Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by the Purchaser as set forth elsewhere in this Agreement, the Purchaser shall pay for the following items in connection with this transaction: (a) the fees and expenses incurred by the Purchaser for the Purchaser’s Inspectors or otherwise in connection with the Inspections; (b) the fees and expenses of the Purchaser’s attorneys, accountants and consultants; (c) the fees and expenses for the Surveys; (d) any mortgage tax, title insurance fees and expenses for any loan title insurance policies; (e) the fees and expenses incurred in connection with the preparation and issuance of the Title Policies; (f) recording charges or other amounts payable in connection with any financing obtained by the Purchaser; (g) all transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Company Shares; and (h) fees and expenses for the Escrow Agent.

9.4 Seller’s Transaction Costs. The Seller shall pay for the fees and expenses of the Seller’s attorneys, accountants, and consultants and any fees or expenses payable for the assignment, transfer or conveyance or termination of any Contracts and Licenses and Permits.

9.5 Reservations. The Tenant hereby agrees to honor all advance golf and other reservations made in connection with the Businesses, that (a) are made by the Company and its Subsidiaries prior to the Closing Date, and (b) pertain to periods on or after the Closing Date. During the Due Diligence Period, Seller will provide Purchaser with a schedule of all golf and other reservations and advance deposits made in connection with the Businesses, which schedule shall be updated immediately prior to Closing.

10. DEFAULT AND REMEDIES

10.1 Seller’s Default. If, at or any time prior to Closing, the Seller or the Tenant fails to perform in any material respect their respective covenants or obligations under this Agreement (and such breach or default is not caused by a Purchaser’s Default), and the Seller or the Tenant, as applicable, fails to cure such breach or default within ten (10) Business Days after written notice from Seller to Purchaser of such default (a “Seller’s Default”), then the Purchaser may elect, as its sole and exclusive remedy, to (a) terminate this Agreement, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination; (b) proceed to Closing without any reduction in or setoff against the Purchase Price; or (c) pursue the equitable remedy of specific performance. In the event Purchaser elects to terminate this Agreement and the Escrow pursuant to Section 10.1(a) hereof, Seller shall direct Escrow Agent to refund the Deposit to Purchaser, following the satisfaction by Purchaser of its obligations set forth in Section 6.1.1(ii) hereof. In the event Purchaser elects to pursue the equitable remedy of specific performance of this Agreement pursuant to Section 10.1(c) hereof, then Purchaser must file and serve upon Seller a complaint seeking specific performance within sixty (60) Calendar Days after the Closing Date.

10.2 Purchaser’s Default. If at any time prior to Closing, the Purchaser fails to perform in any material respect any of its covenants or obligations under this Agreement (and such breach or default is not caused by a Seller’s Default) and the Purchaser fails to cure such breach or default within ten (10) Business Days after written Notice from Seller to Purchaser of such default (a “Purchaser’s Default”), then the Seller may elect, as its sole and exclusive remedy, to (a) waive such default and proceed to Closing pursuant to this Agreement; or (b) terminate this Agreement by written Notice to the Purchaser, in which case the Parties shall have no further rights or obligations under this Agreement, except that in such a case, Seller and Purchaser agree that it would be difficult or impossible to determine the amount of damages of Seller as a result of Purchaser’s Default, and accordingly, Seller shall be entitled to receive and retain the Deposit as liquidated damages in the event of Purchaser’s Default and the payment of such liquidated damages to Seller shall constitute the exclusive remedy of Seller on account of the default by Purchaser (other than an action to enforce the provisions of this Agreement).

10.3 No Punitive or Consequential Damages. Notwithstanding anything herein to the contrary, no Party shall be liable to any other Party under this Agreement for punitive damages, lost profits, diminution in value or other consequential damages, unless such punitive damages, lost profits, diminution in value or consequential damages are recovered in a Third-Party Claim, and excluding Seller’s right to liquidated damages pursuant to Section 10.2 hereof, in connection with a Purchaser’s Default pursuant to Section 10.2.

11. RISK OF LOSS

11.1 Casualty. If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, a Property is damaged or destroyed by fire or any other casualty (a “Casualty”), the Seller shall give written Notice of each such Casualty to the Purchaser promptly after the occurrence of such Casualty, and then the Purchaser shall have the right to elect, by providing written Notice to the Seller within thirty (30) Calendar Days after the Purchaser’s receipt of the Seller’s written Notice of such Casualty, to (a) terminate this Agreement in its entirety, (b) terminate this Agreement with respect to the Property that is the subject of the Casualty and receive a corresponding reduction in the Purchase Price based on the Talega Allocated Purchase Price or the Valencia Allocated Purchase Price, as applicable (the “Allocated Purchase Price”) or (c) proceed to Closing, without terminating this Agreement, in which case the Seller shall transfer and assign to the Company and its Subsidiaries all of Seller’s right, title and interest in and to all proceeds from all casualty, business interruption, lost profits, and other applicable insurance policies maintained by Seller with respect to the Property, except those proceeds specifically payable in connection with and allocable to business interruption and lost profits and costs incurred by the Seller for the period prior to the Closing. If the Purchaser fails to provide written Notice of its election to the Seller within such 30 Calendar Day time period, then the Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (b) of this preceding sentence. If the Closing is scheduled to occur within the Purchaser’s thirty (30) Calendar Day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) Calendar Day election period.

11.2 Condemnation. If, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of a Property (a “Condemnation”), the Seller shall give written Notice of such Condemnation to the Purchaser promptly after the Seller receives notice of such Condemnation, and then the Purchaser shall have the right to elect, by providing written Notice to the Seller within thirty (30) Calendar Days after the Purchaser’s receipt of the Seller’s written Notice of such Condemnation, to (a) terminate this Agreement in its entirety, (b) terminate this Agreement with respect to the Property that is the subject of the Condemnation and receive a corresponding reduction in the Purchase Price based on the Allocated Purchase Price or (c) proceed to Closing, without terminating this Agreement in any respect, in which case the Seller shall assign to the Company and its Subsidiaries all of Seller’s right, title and interest in all proceeds and awards from such Condemnation. If the Purchaser fails to provide written Notice of its election to the Seller within such time period, then the Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (b) of the preceding sentence. If the Closing is scheduled to occur within the Purchaser’s thirty (30) Calendar Day election period, the Closing shall be postponed until the date which is five Business Days after the expiration of such thirty (30) Calendar Day election period.

12. INDEMNIFICATION

12.1 Indemnification by the Seller. Subject to the limitations set forth in this Article 12 and any other express provision of this Agreement, the Seller shall indemnify, defend and hold harmless the Purchaser’s Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee (a) arising out of the breach of any representation or warranty of the Seller set forth in Section 4.1 of this Agreement when made or at and as of the Closing Date as though made as of such date and (b) for (i) any and all Taxes for Pre-Closing Tax Periods, (ii) any Taxes which may be imposed upon the Company or any of its Subsidiaries (or any successor to any of the foregoing) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any taxable period by reason of the inclusion of the Company or any of its Subsidiaries (or any predecessor to any of the foregoing), at any time prior to or including the Closing Date, in any “affiliated group of corporations” as defined for purposes of Code Section 1504(a), and (iii) any amounts required to be paid by the Purchaser to the Internal Revenue Service or any state or local taxing authority by reason of or in connection with a determination by any taxing authority or the Purchaser that any of the Company or its Subsidiaries had, as of the Closing Date, any current or accumulated earnings and profits (as calculated for federal income tax purposes), with the indemnification hereunder to include, but not be limited to, any Taxes required to be paid by the Purchaser because distributions made by the Purchaser after the Closing Date are treated as distributions of any such earnings and profits rather than as dividends that are deductible in computing the “real estate investment trust taxable income” of the Purchaser under Code Section 857(b), any payment made by the Purchaser in connection with any Deficiency Dividend paid by the Purchaser in connection with or as a result of any such determination, and/or any interest charge required to be paid by reason of the application of the principles of Code Section 852(e)(3) to the Purchaser by reason of it being determined to have earnings and profits of a “C corporation” as a result of the Purchaser’s acquisition of the Company Shares.

12.2 Indemnification by the Tenant. Subject to the limitations set forth in this Article 12 and any other express provision of this Agreement, the Tenant shall indemnify, defend and hold harmless the Purchaser’s Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee arising out of: (a) the breach of any representation or warranty of the Tenant set forth in Section 4.2 of this Agreement when made or at and as of the Closing Date as though made as of such date; (b) any matters occurring and/or applicable to the time period prior to Closing with respect to the employment of any employees of the Company and its Subsidiaries, their Affiliates or agents (except with respect to matters relating to or arising out of any Employment Benefit Plan); (c) any matters occurring and/or applicable to the time period prior to Closing with respect to the Talega Membership Program and the Valencia Membership Program; and (d) any Third-Party Claim (other than an Environmental Claim, in which case a breach of the representations or warranties set forth in Section 4.2.9 above shall be the sole basis for any indemnification claim hereunder) arising out of the operation of the Business or the ownership of the Assets, in each case prior to the Closing.

12.3 Indemnification by Heritage. Subject to the limitations set forth in this Article 12 and any other express provision of this Agreement, Heritage shall indemnify, defend and hold harmless the Purchaser’s Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee arising out of any matters occurring and/or applicable to the time period prior to Closing with respect to any Employee Benefit Plan.

12.4 Indemnification by Purchaser. Subject to the limitations set forth in this Article 12, the Purchaser shall indemnify, defend and hold harmless the Seller’s Indemnitees from and against any Indemnification Loss incurred by any Seller’s Indemnitee arising out of the breach of any representation or warranty of the Purchaser in this Agreement when made or at and as of the Closing Date as though made as of such date.

12.5 Indemnification Procedure; Notice of Indemnification Claim.

12.5.1 If any of the Seller Indemnitees or the Purchaser’s Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any other provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee until such Indemnitee provides written Notice to such Indemnitor after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim; provided, however, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced.

12.5.2 For a period of thirty (30) Calendar Days following receipt of such written Notice from the Indemnitee for an Indemnification Claim other than a Third-Party Claim, the Indemnitor shall have the right to endeavor to cure, at its sole expense, the matters which caused Indemnification Claim. In the event the matters are of a type that cannot be cured within such thirty (30) Calendar Day period, then the Indemnitor shall have such additional time as may be reasonably necessary to cure such matters if the Indemnitor is diligently pursuing the cure and only so long as (a) no Third-Party Claim arises out of such matters (in which case the procedure set forth in this Section 12.5 shall apply), (b) the Indemnitee is satisfied in its reasonable discretion with the expected cure period and (c) the Indemnitee has not incurred any unremibursed Indemnification Loss with respect to such matters.

12.5.3 Any Indemnitor will have the right to defend the Indemnitee against the Third-Party Claim with counsel of its choice satisfactory to the Indemnitee so long as (a) the Indemnitor notifies the Indemnitee in writing within fifteen (15) Calendar Days after the Indemnitee has given Notice of the Third-Party Claim that the Indemnitor will indemnify the Indemnitee from and against the entirety of any Indemnification Loss the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (b) the Indemnitor provides the Indemnitee with evidence acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (c) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (d) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee, and (e) the Indemnitor conducts the defense of the Third-Party Claim actively and diligently.

12.5.4 So long as the Indemnitor is conducting the defense of the Third-Party Claim in accordance with Section 12.5.3 above, (a) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (b) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor, and (c) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitee.

12.5.5 In the event any of the conditions in Section 12.5.3 is or becomes unsatisfied, however, (a) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith), (b) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (c) the Indemnitor will remain responsible for any Indemnification Loss the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 12.

12.6 Exclusive Remedy for Indemnification Loss; Interpretation. Except for claims based on fraud, the indemnification provisions in this Article 12 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement. The Parties shall take into account the time cost of money (using the prime rate as reported from time to time in The Wall Street Journal as the discount rate) in determining Indemnification Loss for purposes of this Article 12. All indemnification payments under this Article 12 shall be deemed adjustments to the Purchase Price.

12.7 Guaranty; Limitation. To the extent that the Tenant fails to perform its obligations and pay any amounts due under Section 12.2 above, Heritage hereby guarantees to the Purchaser for a period of twelve (12) months following the Closing Date, and in an aggregate amount not to exceed $5,500,000, the payment and performance of the Tenant’s liabilities and obligations set forth in Section 12.2 above.

12.8 Survival. The indemnification obligations of the Parties under this Article 12 for the breach of a representation or warranty shall survive the Closing for the period corresponding to the survival period of the corresponding representation or warranty set forth in Article 4 or Article 5 above. The indemnification obligations of the Seller under Section 12.1(b) shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations. No such termination shall affect the rights of a Party in respect of any claim made by such Party in a writing received by another Party prior to the expiration of any such survival period.

13. PARCELIZATION/SUBDIVISIONS OF EXCLUDED REAL PROPERTY

Purchaser acknowledges and agrees that the Excluded Real Property is not currently comprised of separate legal parcels that may be conveyed under California law. Purchaser acknowledges and agrees that following the Closing, Seller shall have the right, but not the obligation, to cause, at Seller’s sole cost and expense, the Excluded Real Property to be subdivided into three (3) separate legal parcels to be conveyed by Purchaser to Seller for no additional consideration in accordance with the terms and conditions contained in this Article 13; provided that such parcelization/subdivision shall not adversely affect the use of or access to the Real Property or any easements appurtenant thereto and/or, in Purchaser’s reasonable judgment, materially and adversely affect the aesthetics of the Real Property. Accordingly, commencing on the Closing Date, Purchaser shall grant to Seller a terminable and limited license to enter the Excluded Real Property pursuant to a mutually acceptable license agreement (“License Agreement”), to use its professional and commercially reasonable efforts to pursue and cause the Excluded Real Property to become separate legal parcels by means of a lot line adjustment, plat, parcel map, subdivision map or other parcelization/subdivision procedure prescribed or required under applicable law to accomplish the parcelization/subdivision (the “Parcelization/Subdivision”). All costs, fees and expenses incurred in connection with securing the Parcelization/Subdivision, including but not limited to any transfer taxes, title premiums, legal fees and any other associated conveyance costs, shall be borne by Seller. Upon the occurrence of the Parcelization/Subdivision, Purchaser shall convey the Excluded Real Property, subject to Purchaser’s right to impose reasonable restrictions thereon and/or to reserve necessary easements across such Excluded Real Property, to Seller, or its designee, by Grant Deed, in form and content reasonably acceptable to Purchaser, free and clear of any and all liens, liabilities and encumbrances, other than the Permitted Encumbrances and any such restrictions or easements imposed by Purchaser pursuant to this Article 13.

14. MISCELLANEOUS PROVISIONS

14.1 Notices.

14.1.1 Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) or (iii), to the recipient Party at the following address or facsimile number:

If to the Seller:

Heritage Golf Group, LLC

12750 High Bluff Drive, 4th Floor

San Diego, California 92130

Attention: Andrew Crosson

Fax: (858) 720-0677

Phone: (858) 720-0694

With copies to:

Foley & Lardner LLP

402 West Broadway

Suite 2300

San Diego, California 92101

Attention: Van A. Tengberg, Esq.

Fax: (619) 234-3510

Phone: (619) 234-6655

If to the Purchaser:

CNL Income Partners, LP

450 S. Orange Avenue, 5th Floor

Orlando, Florida 32802

Attention: Office of the Chief Financial Officer

Attention: Office of the Corporate Counsel

Fax: 407-540-2544

Phone: 407-650-1000

With a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 N. Eola Drive

Orlando, Florida 32802

Attention: William T. Dymond, Esq.

Fax: (407) 843-4444

Phone: (407) 843-4600

14.1.2 Receipt of Notices. All Notices sent by a Party (or its counsel as contemplated below) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 14.1.3.

14.1.3 Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 14.1 by providing a Notice of such change in address and/or facsimile number as required under this Section 14.1.

14.1.4 Delivery by Party’s Counsel. The Parties agree that the attorney for a Party shall have the authority to deliver Notices on such Party’s behalf to the other Parties hereto.

14.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

14.3 Assignment. Neither the Seller nor the Purchaser shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party, which consent may be withheld in the other Party’s sole discretion; provided, however, that the Purchaser shall have the right to designate one or more wholly-owned special purpose entities (each an “SPE Owner”) to receive title to the Company Shares or may assign this Contract to any Affiliate(s) of the Purchaser by providing written Notice to the Seller prior to the Closing. Notwithstanding the foregoing, (a) such designation or assignment shall not be effective until the Purchaser has provided the Seller with a fully executed copy of such designation or assignment and assumption instrument, and (b) no such assignment will relieve the Purchaser from any of its duties or obligations under this Agreement. For the purposes of this Section 14.3, the sale of a Controlling interest in any Party (or any Person with Control of any Party) shall constitute an assignment of this Agreement.

14.4 Successors and Assigns. This Agreement shall be binding upon the Parties hereto and their respective heirs and permitted successors and assigns, each of whom shall be entitled to enforce performance and observance of this Agreement, to the same extent as if such heirs, successors, and assigns were parties hereto.

14.5 Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.

14.6 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

14.6.1 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

14.6.2 All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

14.6.3 The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

14.6.4 Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted this Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

14.6.5 The terms “sole discretion” and “absolute discretion” with respect to any determination to be made by a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

14.7 Severability. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event no such limiting construction is possible, such invalid or unenforceable provision shall be deemed severed from this Agreement without affecting the validity of any other provision hereof if the essential provisions of this Agreement for each party remain valid, binding and enforceable.

14.8 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

14.9 Waiver of Trial by Jury. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

14.10 Attorneys’ Fees. In connection with any disputes or actions arising out of the transactions contemplated by this Agreement, or the breach, enforcement or interpretation of this Agreement, the substantially prevailing party shall be entitled to recover, from the party not substantially prevailing, all reasonable costs and attorney, paralegal and expert fees incurred by the substantially prevailing party before trial, at trial, at retrial, on appeal, at all hearings and rehearings, and in all administrative, bankruptcy and reorganization proceedings.

14.11 Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

14.12 Entire Agreement. This Agreement and the agreements to be executed and delivered in connection therewith set forth the entire understanding and agreement of the Parties hereto and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the Effective Date with respect to the transactions described in this Agreement.

14.13 Effect of Delay and Waivers. No delay or omission to exercise any right or power accruing prior to or upon any breach, omission, or failure of performance hereunder shall impair any such right or power, or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient. In the event of any breach of any provision contained in this Agreement, thereafter waived by another Party, such waiver shall be limited to the particular waiving Party and to the particular breach in question and no other. No waiver or release of any term or provision of this Agreement shall be established by conduct, custom, or course of dealing, but solely by a document in writing duly authorized and executed by the waiving or releasing Party.

14.14 Amendments, Waivers and Termination of Agreement. No amendment to or modification of any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement, shall be valid unless in writing and executed and delivered by each of the Parties.

14.15 Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

14.16 Liability of Interest-Holders in Purchaser and its Affiliates. The Seller agrees and acknowledges that none of the members, partners, shareholders or other holders of beneficial interests of or in the Purchaser or any of the Purchaser’s Affiliates shall be personally liable for any obligation or responsibility of the Purchaser or any of its Affiliates hereunder by virtue of being a member, partner, shareholder or holder of any beneficial interest of or in the Purchaser or any of its Affiliates.

14.17 Good Faith Efforts. The Parties agree to use commercially reasonable, good-faith efforts to effectuate the transactions contemplated by this Agreement.

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Signatures on following pages]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer as of the date first set forth above.

SELLER:

HERITAGE GOLF GROUP, LLC, a Delaware limited liability company

By:	/s/Andrew Crosson
Name:	Andrew Crosson
Title:	Executive Vice President

TENANT:

HERITAGE GOLF MASTER LEASE, LLC, a Delaware limited liability company

By:	/s/Andrew Crosson
Name:	Andrew Crosson
Title:	Executive Vice President

HERITAGE:

HERITAGE GOLF GROUP, INC., a Delaware corporation

By:	/s/Andrew Crosson
Name:	Andrew Crosson
Title:	Executive Vice President

PURCHASER:

CNL INCOME PARTNERS, LP, a Delaware limited partnership

By: CNL Income GP Corp., a Delaware corporation, its general partner

By:	/s/Amy Sinelli
Name:	Amy Sinelli
Title:	VP & Corporate Counsel

[Signature page to Stock Purchase Agreement]

EXHIBIT A

TALEGA CONSTRUCTION BUDGET

To be provided to Purchaser by Seller within seven (7) Calendar Days of the Effective Date.

Exhibit A

EXHIBIT B

DISCLOSURE STATEMENT

To be provided to Purchaser by Seller within seven (7) Calendar Days of the Effective Date.

Exhibit B